Exhibit 10.1

EXECUTION COPY

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”), dated as of February 13, 2015 (the “Effective Date”), is entered into by and between NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company (“Seller”), and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (“CWI”).  Seller and CWI are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

A.                                Seller is the owner of the hotel facility commonly referred to as the Courtyard Nashville Downtown and located at 170 Fourth Avenue North, Nashville, Tennessee (the “Hotel”).

B.                                 Seller desires to sell, and CWI desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                            Definitions.  Whenever used herein, all defined words and phrases, unless the context otherwise requires, shall have the meanings assigned to each as set forth and described on Exhibit “A” attached hereto.

ARTICLE 2

SALE AND PURCHASE; “AS IS, WHERE IS” SALE

2.1                            Sale and Purchase.  On the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell to CWI, and CWI hereby agrees to purchase from Seller, the property and assets set forth in this Section 2.1 (the “Property”):

2.1.1                Land.  The real property interests described on Exhibit “B”, together with all appurtenant easements, hereditaments and appurtenances thereunto and any other rights and interests appurtenant thereto (the “Land”);

2.1.2                Improvements.  All buildings, structures and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under applicable Laws (collectively, the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

2.1.3                FF&E.  All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used in the Business other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

2.1.4                Supplies.  All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel (the “Supplies”);

2.1.5                IT Systems.  All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreement), to the extent owned by Seller and to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “IT Systems”);

2.1.6                Food and Beverage.  All food and beverages which are located at the Hotel (whether opened or unopened) including, without limitation, all food and beverages located in the guest rooms (the “F&B”), provided, however, if applicable Laws do not permit Seller to transfer the Liquor Inventory, CWI shall receive a credit against the Purchase Price in an amount equal to such Liquor Inventory;

2.1.7                Retail Merchandise.  All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, including, without limitation, the inventory held for sale in any gift shop or newsstand operated by Seller or any Affiliate of Seller or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8                Leases.  The leases, subleases, licenses, concessions and similar agreements listed on Schedule 2.1.8, together with all supplements thereto granting to any other Person the right to use or occupy any portion of the Real Property, other than the Bookings, together with all security deposits held by Seller thereunder, to the extent such security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Leases”);

2.1.9                Equipment Leases.  All leases and purchase money security agreements listed on Schedule 2.1.9, to the extent assignable, together with all amendments thereof and supplements thereto, for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by Seller or by an Affiliate of Seller or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller and used in the Business (the “Equipment Leases”);

2.1.10        Operating Agreements.  All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements listed on Schedule 2.1.10, to the extent assignable, together with all amendments thereof and supplements thereto, for goods or services which are held by

Seller or by an Affiliate of Seller or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller in connection with the Business, other than the Leases, Equipment Leases, and Permits (the “Operating Agreements”);

2.1.11        Permits.  All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority listed on Schedule 2.1.11, which are held by Seller or by an Affiliate of Seller or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller with respect to the Hotel, to the extent assignable, including, without limitation, the construction, use or occupancy of the Hotel or the Business, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Permits”);

2.1.12        Books and Records.  All books and records located at the Hotel which relate to the Hotel or the Business, but expressly excluding (a) all Hotel Guest Data and Information in any database maintained by Hotel Manager or its Affiliates, and (b) all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to applicable Laws prohibiting their disclosure by Seller or an Affiliate of Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller or an Affiliate of Seller, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements of Seller or any Affiliate of Seller, (B) corporate or other entity governance records, (C) Employee personnel files to the extent required to be kept confidential pursuant to applicable Laws, and (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for Seller or an Affiliate of Seller in connection with the transactions described in this Agreement (the “Books and Records”);

2.1.13        Plans and Specifications.  All plans and specifications, blueprints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s possession or control which relate to the Hotel to the extent the same are transferable (the “Plans and Specifications”);

2.1.14        Intellectual Property.  All assignable or otherwise transferable Intellectual Property owned or assignable by Seller and used in connection with the ownership and operation of the Property, but expressly excluding any of the foregoing that constitute Manager Proprietary Property or proprietary materials of any third parties;

2.1.15        Warranties.  All warranties and guaranties held by Seller with respect to any Improvements or the other Personal Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);

2.1.16        Bookings.  All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by Seller with respect thereto (the “Bookings”);

2.1.17        Parking Lease.  Subject to obtaining the consent of the Landlord thereunder, which consent shall not be unreasonably withheld, the Parking Lease.

2.2                            Excluded Property.  Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property and shall not be transferred, assigned or conveyed to CWI (unless explicitly noted otherwise):

2.2.1                Cash.  All cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business;

2.2.2                Proprietary Property.  All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by Hotel Manager and its Affiliates (the “Manager Proprietary Marks”); (ii) Hotel Manager’s and its Affiliates’ internal management, operational, employee and similar manuals, handbooks and publications; and (iii) Hotel Manager’s and its Affiliates’ systems and programs used in connection with the Business (collectively, “Manager Proprietary Property”);

2.2.3                Third-Party Property.  Any fixtures, personal property or intellectual property owned by (i) any third party lessor under any Equipment Leases, (ii) any third party supplier, vendor, licensor or other party under any Operating Agreements, or Permits, (iii) any third party tenant under any Leases, (iv) any Employees, or (v) any guests or customers of the Hotel; and

2.2.4                Hotel Guest Data.  All Hotel Guest Data and Information in any database maintained by Hotel Manager or its Affiliates.  Notwithstanding the foregoing, it is contemplated that after Closing certain of the Hotel Guest Data and Information will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the Existing Management Agreement, as assumed and amended, if entered into by CWI (or pursuant to any new management agreement or franchise agreement, as applicable).

2.2.5                Accounts Receivable.  All Accounts Receivable (other than those comprising the Rooms Ledger. Notwithstanding the foregoing, for sixty (60) days after Closing, CWI shall use reasonable efforts to collect the Account Receivables (but, for the avoidance of doubt, CWI shall not be obligated to initiate any legal action, terminate any on-going relationship or incur and material expenses or liability in so doing).

2.3                            Liabilities.

2.3.1                Excluded Liabilities. From and after Closing, Seller shall retain all Excluded Liabilities and CWI shall not have any obligations or liabilities with respect thereto.

2.3.2                Assumed Liabilities. At Closing, CWI shall assume all Liabilities arising from, relating to or in connection with the Property or the Hotel, including, without limitation, subject to Seller’s express representations and warranties in Section 3.1, all Liabilities with respect to the condition of the Property (regardless of whether such condition existed prior to or exists after the Closing), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property, whether arising prior to or after the Closing, but expressly excluding the Excluded Liabilities.  The Parties rights and obligations under this Section 2.3 shall survive the Closing.

2.4                            Employment Obligations.  CWI shall not by execution, delivery or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of Seller for (a) severance payments, deferred compensation, accrued bonuses, accrued or earned vacation time or accrued sick pay relating to periods before the Closing owing to employees of or performing services for the Hotel or Seller (“Employees”); (b) Employees’ medical benefits or any liability under any workers’ compensation claims; (c) any federal, state or local income taxes, fiduciary liabilities, responsibilities or obligations accrued before the Closing with respect to any employee benefit plan (within the meaning of ERISA) participants or beneficiaries, and liabilities with respect to insurance carriers or third party providers; or (d) any liability or obligation for COBRA health care continuation for Employees.  Notwithstanding the foregoing, CWI shall hire a sufficient number of the Employees such that neither Seller nor Hotel Manager shall have any liability under the WARN Act, and in the event that CWI fails to hire a sufficient number of the Employees, CWI shall assume all WARN Act liability resulting therefrom.

2.5                            As is, Where is.

(a)                               CWI represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by CWI to advise it with respect to its investment in the Property, CWI has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment.  CWI has had and will have during the Due Diligence Period adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals.  CWI represents, warrants and agrees that, except for the Seller Representations, CWI is relying solely on its own inspections, examinations and investigations in making the decision to purchase the Property.  CWI hereby acknowledges and agrees that it shall not have the right to terminate this Agreement and obtain a refund of the Good Faith Deposit as a result of its dissatisfaction with any aspect of its investigation of the Property after the expiration of the Due Diligence Period.

(b)                              EXCEPT FOR THE SELLER REPRESENTATIONS, THE SALE AND CONVEYANCE BY SELLER TO CWI OF THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR THE RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, THE SOLE PERIL AND RISK OF EVICTION

TO BE ASSUMED BY CWI, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT CWI WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS”, CWI HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN TITLE EXAMINATION AND INSPECTION OF THE PROPERTY, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(c)                               EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE SELLER REPRESENTATIONS), NEITHER SELLER NOR ANY PARTY ACTING FOR OR ON BEHALF OF SELLER IS MAKING OR HAS, AT ANY TIME, MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ITEMS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO CWI OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  UPON CLOSING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL SELL AND CONVEY TO CWI, AND CWI SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.”  CWI HAS NOT RELIED UPON NOR WILL RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER WITH RESPECT TO THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.  CWI WILL CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS CWI DEEMS NECESSARY TO SATISFY CWI AS TO THE CONDITION OF THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER.  UPON CLOSING, CWI ASSUMES THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY CWI’S INVESTIGATIONS.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CWI, UPON CLOSING, HEREBY WAIVES, RELINQUISHES AND RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT (I.E., NEGLIGENCE AND STRICT LIABILITY)), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY KIND AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH CWI MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY

CONSTRUCTION DEFECTS, PHYSICAL AND ENVIRONMENTAL CONDITIONS, THE VIOLATION BY THE PROPERTY OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER MATTERS REGARDING THE PROPERTY.

2.6                            Purchase Price. The purchase price for the Property is Fifty-Seven Million Eight Hundred Fifty Thousand Dollars ($57,850,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the prorations pursuant to Section 4.2 and as otherwise expressly provided in this Agreement.  The aggregate Purchase Price shall be allocated by mutual agreement of Seller and CWI between the Real Property and the Personal Property (and among the classes of Personal Property) included within the Property as of the Closing Date in accordance with the applicable provisions of Section 1060 of the Code.  CWI will provide to Seller a proposed allocation of the Purchase Price within ten (10) days after the expiration of the Due Diligence Period.  CWI and Seller agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.  If CWI and Seller cannot agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

2.7                            Closing.

2.7.1                Closing Date.        The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date (the “Closing Date”) which is thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”).  If CWI delivers written notice of its intent to terminate this Agreement (“CWI Termination Notice”) as the result of Seller’s failure to satisfy all conditions to Closing set forth in Section 6.1 pursuant to the express terms of this Agreement, Escrow Agent shall return to CWI the Good Faith Deposit, and the effective date of such termination as set forth in the CWI Termination Notice shall be the later of (a) ten (10) days from the date Seller receives the CWI Termination Notice or (b) the Closing Date; provided, however, if Seller does, in fact, satisfy all of the conditions to Closing set forth in Section 6.1 prior to or on such later date (as set forth in the CWI Termination Notice), CWI will have no right to terminate this Agreement pursuant to this Section 2.7.

2.7.2                Acceleration.  CWI shall have the right to accelerate the Closing Date by providing written notice to Seller (“Acceleration Notice”) at least three (3) days prior to the accelerated Closing Date; provided, however, that CWI shall have the right to revoke such Acceleration Notice and amend the proposed Closing Date by selecting another business day (which is no later than the date the Closing Date would have been prior to the delivery of such Acceleration Notice) to be the Closing Date by delivering written notice to Seller at least two (2) days prior to the previously selected Closing Date; provided, further, that no acceleration of the Closing Date shall serve to obviate or waive any of the conditions to Seller’s obligations to consummate the transactions contemplated hereby as set forth in Section 6.2 hereof.

2.7.3                Extension.

(a)                               CWI shall have the right to extend the Closing Date for up to ten (10) days by (i) providing Seller written notice of extension on or prior to the scheduled Closing Date (as may be extended pursuant to Section 2.7.3(b)) and (ii) depositing with the Escrow Agent an additional non-refundable deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (which, if and when funded by CWI, will become a part of the Good Faith Deposit).

(b)                              In addition to any extension pursuant to Section 2.7.3(a), if CWI’s closing conditions set forth in Section 6.1 have not been satisfied on or prior to the scheduled Closing Date (and with respect to those closing conditions that CWI is responsible for obtaining, CWI has diligently pursued the satisfaction of such conditions with commercially reasonable efforts), CWI shall have the right to extend the Closing Date without paying any additional deposit for up to thirty (30) days by providing Seller written notice of extension on or prior to the scheduled Closing Date (as may be extended pursuant to Section 2.7.3(a)).

(c)                               In addition to any extension pursuant to Section 2.7.3(a) and (b), in the event that Seller has not provided on or prior to the scheduled Closing Date evidence satisfactory to CWI (in CWI’s sole and absolute discretion) that the Hotel Manager has provided the Hotel Manager Purchase Waiver, CWI shall have the right to extend the Closing Date without paying any additional deposit until Seller provides satisfactory evidence to CWI of the Hotel Manager Purchase Waiver.

(d)                             In addition to any extension pursuant to Section 2.7.3(a), (b), or (c), in the event CWI elects to terminate (or cause Seller to terminate) the Existing Management Agreement and enter into a new management agreement with Hotel Manager, or a manager not affiliated with Hotel Manager, or a franchise or license agreement with Franchisor to continue operating the Hotel as a “Courtyard” hotel or another Franchisor brand pursuant to section 10.03 of the Existing Management Agreement, CWI shall have the right to extend the Closing Date without paying any additional deposit until the greater of (i) ninety (90) days or (ii) the minimum period of time which Hotel Manager reasonably decides is prudent, given the requirements of the applicable laws regarding employee discharges pursuant to section 10.03 of the Existing Management Agreement.

(e)                               Notwithstanding anything to the contrary in this Agreement, in addition to any extension pursuant to Sections 2.7.3(a), (b), (c) or (d), in the event CWI elects to have Seller prepay the Assumed Indebtedness in full pursuant to and in accordance with Section 2.13.2(b), CWI shall have the right to extend the Closing Date without paying any additional deposit until such date that Seller is permitted by Lender to prepay the Assumed Indebtedness (i.e., May 1, 2015 or such earlier date as may be requested by CWI and agreed to in writing by Lender) in full without incurring any additional fee, penalty or other costs (other than the prepayment fee).

2.7.4                Escrow Closing.  The Parties agree that the Closing will occur by means of delivery of documents and funds to Escrow Agent in accordance with mutually agreed upon closing instructions of Seller and CWI.  The Parties may agree to exchange certain of the documents between themselves outside of the escrow with Escrow Agent.

2.8                            Due Diligence; Good Faith Deposit.

2.8.1                The “Due Diligence Period” will commence on the Effective Date and expire at 5:00 p.m. Central time on March 13, 2015.  Within five (5) business days after the Effective Date, Seller shall use good faith efforts to provide to CWI any and all due diligence materials requested by CWI (including, without limitation, each of the items listed on Exhibit “C”) that are in Seller’s possession or within Seller’s control relating to the ownership and operation of the Property (collectively, the “Due Diligence Materials”).  CWI shall have the right, at reasonable times and on reasonable prior notice to Seller, to enter upon the Hotel to conduct such inspections, investigations, tests and studies as CWI shall deem reasonably necessary (including, without limitation, environmental site assessments, engineering tests and studies, physical examinations, feasibility studies and other due diligence investigations of the Hotel), provided that, any such testing and/or investigations shall be performed in a manner that does not unreasonably interfere with or impair the operations at the Hotel and CWI shall provide Seller with at least twenty four (24) hour’s prior written notice of each inspection. No intrusive drilling or testing shall be performed without Seller’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed). CWI shall indemnify, defend and hold harmless Seller and its Affiliates, Subsidiaries, officers, directors, members, shareholders, employees, contractors, representatives, lender(s), consultants and/or agents from any claims or losses arising from or related to the entry of CWI or its representatives, employees, lenders, guests, invitees, agents, consultants or contractors upon the Property except (a) for the discovery of existing conditions at the Property; and (b) to the extent caused by the gross negligence or willful misconduct of Seller or any of its agents, employees or contractors. CWI may for any reason or no reason, in its sole and absolute discretion, elect to terminate this Agreement by notice to Seller given on or before the expiration of the Due Diligence Period whereupon this Agreement shall automatically terminate and become null and void, and of no further force and effect, the Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) to CWI and the Parties shall have no further obligations under this Agreement, except as shall expressly survive the termination hereof.

2.8.2                The sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Initial Deposit”) shall be deposited by CWI with First American Title Insurance Company, as escrow agent (“Escrow Agent”) within two (2) business days after the Effective Date and, provided that CWI has not otherwise terminated this Agreement pursuant to this Section 2.8 prior to the expiration of the Due Diligence Period, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Additional Deposit” and, together with the Initial Deposit, the “Good Faith Deposit) shall be deposited by CWI with Escrow Agent within three (2) business days after the expiration of the Due Diligence Period.  The Good Faith Deposit may be in the form of (i) cashier’s or certified checks, or (ii) wire transfer of same day funds to an account established by Escrow Agent.  The Good Faith Deposit shall be held and disbursed by Escrow Agent in accordance with this Agreement and shall be invested in obligations of, or insured by, the federal government of the United States of America, as the Parties shall mutually agree. Upon receipt by Escrow Agent of a completed and executed IRS Form W-9, Escrow Agent shall invest the Good Faith Deposit in an interest bearing account. The Good Faith Deposit (together with all interest accrued thereon) shall be promptly refunded to CWI if CWI elects to terminate this Agreement pursuant to any of CWI’s rights to terminate as set forth in this Agreement or as the result of any material default by Seller or a failure to satisfy any of the conditions set forth in Section 6.1; provided, however, if the Closing does not occur due to a material default of CWI under this Agreement, the Good Faith Deposit shall be subject to Section 5.1 of this Agreement.  If the Closing occurs, the Good Faith Deposit (together with all interest accrued thereon) shall be credited against the Purchase Price at the time of Closing.

2.8.3                In the event that Seller is unable to deliver to CWI the Hotel Manager Purchase Waiver within five (5) business days after the Effective Date, then the Due Diligence Period will be extended one (1) day for each day after such five (5) business day period that Seller is delayed in delivering the Hotel Manager Purchase Waiver to CWI.

2.9                            Evidence of Title; Title Policy.

2.9.1                First American Title Insurance Company (the “Title Company”) has delivered to CWI that certain commitment for 2006 ALTA (6/17/06) — Form B Owner’s Policy of Title Insurance (commitment No. 3020-708503) proposing to insure CWI’s good and marketable, indefeasible fee simple title to the Real Property (the “Title Commitment”), together with a copy of all documents referenced therein.

2.9.2                CWI shall obtain an update to the Existing Survey, which update shall be dated no earlier than the Effective Date and shall be in accordance with 2011 ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(b), 11(a), 13, 14, 16, 17, 18, 19 and 20(a), and certified to CWI and the Title Company (the “Survey”).

2.9.3                Exceptions to Title.

(a)                               During the Due Diligence Period, CWI shall (i) determine, in its sole and absolute discretion, and notify Seller and the Title Company in writing (the “Title and Survey Objection Notice”) which (A) liens, encumbrances or other exceptions to title (the “Title Exceptions”), and (B) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) or other survey defects (the “Survey Defects”), shall constitute “Permitted Exceptions” to title to the Land (the “Permitted Exceptions”), and (ii) endeavor to obtain from the Title Company a pro forma title insurance policy, including all endorsements thereto and all other insurance provisions required by CWI in such title insurance policy (the “Pro Forma Title Policy”), or enter into a side letter agreement with Seller setting forth which Title Exceptions and Survey Defects shall constitute the Permitted Exceptions (the “Title and Survey Side Letter”).  If CWI does not obtain the Pro Forma Title Policy or Title and

Survey Side Letter acceptable to CWI, in its sole and absolute discretion, prior to the expiration of the Due Diligence Period (the “Title and Survey Review Period”), CWI shall have the right to terminate this Agreement in accordance with Section 2.8.1.  If CWI does not obtain the Pro Forma Title Policy or Title and Survey Side Letter acceptable to CWI, in its sole and absolute discretion, prior to the expiration of the Title and Survey Review Period and does not terminate this Agreement pursuant to this Section 2.9.3(a), CWI shall be deemed to have waived all objections to any Title Exceptions disclosed in the Title Commitment and Survey Defects disclosed in the Survey, in which case such Title Exceptions and Survey Defects shall be deemed to be Permitted Exceptions.

(b)                              To the extent that Seller and CWI enter into a Title and Survey Side Letter, all Title Exceptions and Survey Defects that Seller agrees to remove as identified in such Title and Survey Side Letter, if any, shall constitute “Unpermitted Exceptions” to title to the Real Property (the “Unpermitted Exceptions”).  Seller shall remove such Unpermitted Exceptions at or prior to Closing by removing such Unpermitted Exception from title (with the parties expressly acknowledging and agreeing that Seller’s causing the Title Company to commit to insure over such Unpermitted Exception in the Title Policy shall not constitute removal unless such insuring over by the Title Company is in form and substance acceptable to CWI in its sole and absolute discretion). Notwithstanding anything in this Agreement to the contrary, Seller agrees that the following shall in all events constitute Unpermitted Exceptions which shall be removed by Seller (the failure or refusal of which by Seller at or prior to Closing shall constitute a default by Seller hereunder): (i) any judgments or mechanics or similar liens, (ii) excluding the Assumed Indebtedness if CWI elects to assume such Assumed Indebtedness pursuant to Section 2.13, any mortgages, deeds of trust or other security interests for any financing incurred by Seller, and (iii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing, and if any such Taxes are payable in installments, such obligation shall apply to all such installments which would be payable whether prior to or after Closing.

(c)                               If any update of the Title Commitment delivered to CWI after the expiration of the Title and Survey Review Period discloses any Title Exception which is not disclosed in the Title Commitment provided to CWI prior to the expiration of the Title and Survey Review Period (a “New Title Exception”), or any update of the Survey delivered to CWI after the expiration of the Title and Survey Review Period discloses any Survey Defect which is not disclosed in the Survey delivered to CWI prior to the expiration of the Title and Survey Review Period (a “New Survey Defect”), and such New Title Exception or New Survey Defect was not caused by CWI or any Person on behalf of CWI, then CWI shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to Seller promptly after determining in its sole discretion that such New Title Exception or New Survey Defect is not acceptable to CWI (the “New Title and Survey Objection Notice”). If CWI provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to CWI within the earlier of five (5) business days after Seller’s receipt of such New Title and Survey Objection Notice or the Closing, to (i) accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed at or prior to Closing, or (ii) refuse to remove or cure such New Title Exception or New Survey Defect; provided, however, that if (A) Seller or any Person on behalf of Seller caused such New Title Exception or New Survey Defect, or (B) Seller may remove or cure such New Title Exception or New Survey Defect by payment of liquidated amounts, then such New Title Exception or New Survey Defect shall constitute an Unpermitted Exception and Seller shall be obligated to remove or cure such New Title Exception or New Survey Defect at or prior to Closing. If Seller does not provide a New Title and Survey Election Notice to CWI within such time period, then Seller shall be deemed to have elected to accept the New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (i) of the preceding sentence. If Seller elects not to remove or cure a New Title Exception or New Survey Defect, then CWI then shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of ten (10) business days after CWI’s receipt of the New Title and Survey Election Notice or the Closing to (1) terminate this Agreement whereupon this Agreement shall automatically terminate and become null and void, and of no further force and effect, the Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) to CWI and the Parties shall have no further obligations under this Agreement, except as shall expressly survive the termination hereof or (2) proceed to Closing pursuant to this Agreement and accept title to the Real Property, subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception. If CWI does not provide a New Title and Survey Response Notice to Seller within such time period, CWI shall be deemed to have elected to proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect pursuant to clause (2) of the preceding sentence.

2.9.4                At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance (the “Title Policy”) for the Real Property, in favor of CWI, dated as of the Closing, insuring that the Real Property is vested in CWI, with a liability limit on the policy in an amount equal to the portion of the Purchase Price allocated to the Real Property and otherwise in the form and with those endorsements required by CWI with no exceptions other than the Permitted Exceptions and each and every title insurance endorsement required by CWI (the form of such endorsements being acceptable to CWI in its sole and absolute discretion) (the “Title Endorsements”).  The cost of the base Title Policy shall be paid by Seller, and the cost of the Title Endorsements and any loan policy and endorsements required by Lender or any other lender shall be paid by CWI.

2.10                    Intentionally Omitted.

2.11                    Interviews of Certain Employees.  CWI shall be entitled, at any time and from time to time, to meet and/or communicate with Hotel Manager and, subject to obtaining permission from Hotel Manager, its representatives, including, without limitation, the general manager, building engineers, sales managers and any members of the executive staff of the Hotel, regarding any matters with respect to the Hotel or the Business in connection with its inspections; provided, however, that CWI shall provide Seller and Hotel Manager with advance notice of any such interview and Seller and/or

Hotel Manger shall have the right to have an employee, agent or representative attend any such interview.

2.12                    Assumption of Existing Management Agreement.   CWI acknowledges that the Hotel is currently being managed and operated by Hotel Manager pursuant to the Existing Management Agreement and that CWI, as a condition to CWI’s obligations to Close, shall, subject to receipt of consent by Hotel Manager and the following sentence, assume the Existing Management Agreement pursuant to an assignment, assumption and amendment (the “Assignment and Amendment Agreement”) in the form and upon terms and conditions acceptable to CWI in its sole and absolute discretion, and all costs associated with the assumption by CWI of the Existing Management Agreement, including, without limitation, any assumption fees required by Hotel Manager, shall be paid by CWI.  In the alternative, CWI may elect, in its sole and absolute discretion (and at CWI’s sole cost and expense including, without limitation, any termination fee, conversion fee or franchise licensing fee resulting therefrom) concurrently with or after such assumption of the Existing Management Agreement, to either (a) terminate (or cause Seller to terminate) the Existing Management Agreement; or (b) terminate (or cause Seller to terminate) the Existing Management Agreement and convert to a franchise or license agreement with Franchisor to continue operating the Hotel as a “Courtyard” hotel or another Franchisor brand pursuant to Section 10.03 of the Existing Management Agreement. In the event that CWI is unable to assume the Existing Management Agreement pursuant to an acceptable Assignment and Amendment Agreement upon terms and conditions acceptable to CWI (in its sole discretion), CWI shall be deemed to have elected to have Seller terminate the Existing Management Agreement, and Seller shall receive a credit to the Purchase Price in the amount of the any termination fee actually incurred and paid by Seller pursuant to the Existing Management Agreement; provided however, such credit to the Purchase Price shall not exceed the amount of the termination fee required under the Existing Management Agreement.  Seller shall use good faith efforts and provide reasonable cooperation to CWI, at no cost or expense to Seller, in connection with CWI’s efforts to assume the Existing Management Agreement pursuant to and in accordance with this Section 2.12 (and/or to obtain a new management agreement with Hotel Manager or a franchise or license agreement with Franchisor).  Notwithstanding the foregoing, if the Existing Management Agreement is terminated, Seller shall use commercially reasonable efforts to cause that certain Memorandum of Management Agreement, dated October 8, 1996, by and between Seller and Hotel Manager, as recorded in Book 10259, page 22 of the official records of Davidson County, to be removed from title.

2.13                    Loan Assumption.

2.13.1        Existing Loans. CWI and Seller acknowledge that the Property is encumbered by a first mortgage lien as evidenced by that certain deed of trust described on Schedule 2.13 attached hereto (the “Mortgage”), in favor of the lender identified therein (“Lender”), securing that certain Promissory Note (“Promissory Note”) described on Schedule 2.13 having an outstanding balance (principal and interest) as of January 1, 2015 of approximately Fifteen Million, Eight Hundred Thousand Dollars ($15,800,000.00) (the “Assumed Indebtedness”).  The Promissory Note is also evidenced and secured by the documents set forth on Schedule 2.13 (the Promissory Note, the Mortgage and the other loan documents set forth on Schedule 2.13 attached hereto and in effect as of the Effective Date are herein collectively referred to as the “Loan Documents”).  The loan evidenced and secured by the Loan Documents is referred to as the “Loan.”

2.13.2        Assumed Indebtedness.  CWI shall (subject to receipt of the Lender Approval and the satisfaction of all other conditions precedent set forth in Article VI) take title to the Property subject to the Assumed Indebtedness (unless Seller is required by CWI’s election under clause (b) below to pay in full the Assumed Indebtedness).  CWI shall (in its sole and absolute discretion) elect (the “Assumption Election”) on or prior to the expiration of the Due Diligence Period to either (a) subject to receipt of Lender Approval, assume the Assumed Indebtedness and take an assignment of the Loan Documents in which case (i) CWI shall be obligated to pay all assumption fees to Lender and any other charges associated with the assumption of the Assumed Indebtedness, and (ii) at Closing, CWI shall receive a credit against the Purchase Price in the amount equal to the then current outstanding balance of the Assumed Indebtedness assumed; or (b) elect to cause Seller to pay in full the Assumed Indebtedness in which case (x) Seller shall be obligated to pay in full and fully satisfy the Assumed Indebtedness including without limitation payment to Lender of all fees and other charges associated with such prepayment (including any applicable prepayment, defeasance, yield maintenance and other fees, costs and charges), (y) at Closing, Seller shall receive a credit to the Purchase Price in an amount equal to the applicable prepayment fee actually incurred by Seller as a result of such satisfaction in full (excluding any costs incurred by Seller related thereto), and (z) the Mortgage and other liens associated with the Loan shall be released by Lender at no cost to CWI.  CWI shall provide Seller notice of its Assumption Election on or prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, after the expiration of the Due Diligence Period, CWI may change its election if approved by Seller (in its sole and absolute discretion).

2.13.3        Lender Approval.  In the event CWI elects to assume the Loan pursuant to clause (a) of Section 2.13.2, it shall be a condition precedent to the obligations of CWI and Seller to consummate the transaction contemplated by this Agreement that Lender shall have given its written approval of the transaction contemplated by this Agreement, including, without limitation, the conveyance of the Property to CWI subject to the Mortgage, the assumption by CWI of the Assumed Indebtedness, and the satisfaction of the conditions provided in Sections 2.13.4(a) and (b) below (the “Lender Approval”).  Commencing on the Effective Date, Seller and CWI shall expeditiously, diligently and in good faith cooperate with each other and shall supply such information and documentation as Lender shall reasonably require in connection with the Lender’s underwriting criteria as a condition to granting Lender Approval, all at no cost or expense to Seller.  In such regard, Seller shall cooperate with CWI in making such requests of and applications to Lender as shall be necessary to facilitate the assumption of the Loan by CWI or Affiliates of CWI.

2.13.4        Conditions.  Notwithstanding anything to the contrary set forth in this Agreement, in the event CWI elects to assume the Loan pursuant to clause (a) of

Section 2.13.2, it shall be a condition precedent of the obligations of CWI and Seller to consummate the transaction contemplated by this Agreement that:

(a)                               Seller, CWI and Lender shall execute an assignment, assumption and amendment agreement (a “Loan Assumption Agreement”) with respect to the Loan, which shall be in form and substance acceptable to CWI and Seller in each Party’s sole and absolute discretion;

(b)                              the Loan Assumption Agreement shall permit a transfer of the Property to CWI or Affiliates of CWI; and

(c)                               the Loan Assumption Agreement shall contain a release by Lender in favor of Seller with respect to obligations arising after the Closing Date to the extent customarily provided by Lender, and, if provided, upon terms and conditions acceptable to Seller and Lender; provided, however, if Lender is unwilling to provide such a release, this condition shall be deemed satisfied if CWI indemnifies Seller (pursuant to an indemnity reasonably acceptable to Seller) with respect to claims relating to acts or omissions of CWI arising under the Loan after the Closing Date.

2.13.5        Attorneys’ Fees.  Each of CWI and Seller shall be responsible for the fees, costs and expenses of their respective attorneys as incurred in connection with the assignment and assumption of the Loan.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                            Seller’s Representations and Warranties.  Seller hereby represents and warrants to CWI that all Recitals set forth above are true, correct and complete and, further, as follows:

3.1.1                Seller is duly formed, validly existing and in good standing in the jurisdiction of its formation. Seller has the limited liability company right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement, to transfer and convey the Property to CWI and to perform its obligations hereunder.

3.1.2                Except for the Title Exceptions, Seller has good and marketable title to the Land, free and clear of all liens and encumbrances.  Except for (a) the Title Exceptions, (b) obligations and liabilities arising under agreements comprising the Property, (c) the Loan Documents, (d) the Existing Management Agreement and (e) those matters set forth on Schedule 3.1.2 (referred to as “Approved Liabilities”), neither Seller nor any of its Affiliates have (i) entered into any contractual or other obligations or liabilities of any kind (whether written or oral) with respect to the Hotel or any other Property; or (ii) excluding non-material obligations made in the ordinary day-to-day course of business, otherwise incurred any monetary or other obligations of any kind whatsoever with respect to the Hotel or any other Property which have not been performed, paid or otherwise satisfied in full.

3.1.3                There are no unpaid and delinquent real property taxes, or, to Seller’s knowledge, sales and use taxes or hotel occupancy taxes (including penalties and/or interest applicable thereto), and Seller has filed or caused to be filed, in a timely manner all tax returns required to have been filed (including applicable extensions) with respect to the operations of the Hotel with the appropriate taxing authority(ies).  Except as set forth on Schedule 3.1.3, neither Seller nor, to Seller’s knowledge, Hotel Manager has retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property.  Neither Seller nor, to Seller’s knowledge, Hotel Manager has received written notice of any special ad valorem tax assessments in relation to the Hotel or any portion thereof.

3.1.4                The transfer and delivery of the Property to CWI as provided hereunder and the performance by Seller of its obligations under this Agreement will not, subject to obtaining any consents required by any such Permit, agreement or other instrument, conflict with or result in the breach of any of the terms of any Permit, agreement or other instrument to which Seller, or any of its Affiliates, is a party or is otherwise bound.

3.1.5                Neither Seller nor any of its members or managers, has (i) made or threatened to make a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they became due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.1.6                Neither Seller nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.1.7                Except as set forth on Schedule 3.1.7, to Seller’s knowledge, there is no litigation currently affecting the Property and the Hotel (including, without limitation, personal injury or property damage, or breach of contract).  Neither Seller nor any of its Affiliates has been served with any notice of the filing of any lawsuit, litigation, arbitration, condemnation or other proceedings with regard to or which would affect the Property and the Hotel.

3.1.8                Neither Seller nor any Affiliate thereof has received written notice from any Governmental Authority declaring that, the Property and/or the Hotel is in violation of any applicable federal, state and local Laws, ordinances and regulations (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  To Seller’s knowledge, no portion of the Property and/or the Hotel in any way constitutes a permitted non-conforming use.  Except as set forth on Schedule 3.1.8, to Seller’s knowledge, neither Seller nor the Hotel is in violation, in any material respect, of or in material default under any applicable Law.

3.1.9                Seller does not have any Employees.  Neither Seller nor, to Seller’s knowledge, Hotel Manager is a party to any labor union, collective bargaining, recognition or other Employment Agreement with any Employees that cannot, and will not, be terminated, at or before Closing, at no cost or expense to CWI.  To Seller’s knowledge, without independent investigation, on and after the Closing, there will be no facts or circumstances that could result in any liability to CWI with respect to any of the former Employees with respect to their employment with the Hotel Manager.  To Seller’s knowledge, there are no union organization efforts pending or threatened with respect to any of the Employees.

3.1.10        To Seller’s knowledge, Hotel Manager has been and is in compliance in all respects with all applicable federal, state, or local laws and regulations relating to the terms and conditions of employment and employment of labor and labor practices, including, without limitation, wages and hours, labor relations, employment discrimination, immigration laws and regulations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, employee benefits, leaves of absence, occupational health and safety, workers compensation and unemployment insurance and Seller, to its knowledge, has no obligations with respect to any such laws or regulations.  Except as set forth in Schedule 3.1.10, there are no and within the past five (5) years there have been no (i) claims against Seller or, to Seller’s knowledge, against the Hotel Manager which were subject to indemnification from Seller under any workers compensation plan or policy or for long term disability; or (ii) to Seller’s knowledge, controversies or investigations pending or threatened between the Hotel Manager and any of its respective employees or former employees of the Hotel including any unfair labor practice charge or complaint against the Hotel Manager or Seller pending before the National Labor Relations Board or any other governmental agency. To Seller’s knowledge, there are no and within the past five (5) years there have been no labor or employment strikes or work stoppages pending or threatened by any employees, and Seller is not aware of any facts that would reasonably be expected to result in the commandment of a strike or work stoppage.  To Seller’s knowledge, all of the employees of the Hotel Manager have obtained all federal, state or local work permits and licenses necessary for employment.

3.1.11        Schedule 3.1.11 contains true, correct and complete list of all Operating Agreements (whether oral or written) with an annual cost per contract or agreement in excess of Ten Thousand Dollars ($10,000) per annum to which or by which Seller or the Hotel may be bound (collectively, the “Material Agreements”).  Seller has provided CWI with true, correct and complete copies of all written Material Agreements (including all amendments and/or modifications thereto) of which Seller is aware and, to Seller’s knowledge, all Material Agreements are in full force and effect and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Seller and any of its Affiliates, have not delivered or received a written notice of breach or default under any Material Agreement which has not been cured and to Seller’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Material Agreement which has not been cured.  Except for a termination of a Material Agreement resulting from an uncured material default thereunder, neither Seller nor any Affiliate shall terminate any Material Agreement without obtaining the prior written consent of CWI, which consent shall not be unreasonably withheld or delayed.

3.1.12        Schedule 2.1.8 contains a true, correct and complete list of all Leases.  Seller has provided CWI with true, correct and complete copies of all Leases (including all amendments and/or modifications thereto) of which it is aware, and, to Seller’s knowledge, all Leases are in full force and effect.  Neither Seller nor any Affiliates thereof (including, without limitation, Hotel Manager), has delivered or received a written notice of breach or default under any Lease which has not been cured and to Seller’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Lease which has not been cured.  Seller shall not terminate any such Leases without obtaining the prior written consent of CWI, which consent shall not be unreasonably withheld or delayed.  All deposits required to have been delivered to the Seller under all Leases have been delivered and are currently being held by Seller or its Affiliates or designees, as applicable.

3.1.13        To Seller’s knowledge, Schedule 2.1.11 contains a true, correct and complete list of all Permits, which Permits have been issued to Seller and/or Hotel Manager and are in full force and effect.  Neither Seller nor any Affiliate thereof has received written notice of any material violations of any Permit and to Seller’s knowledge, no violation or other event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred under any Permit which has not been cured.

3.1.14        To Seller’s knowledge, the insurance policies required under the Existing Management Agreement are in full force and effect and no written notice of cancellation has been received by Seller with respect to any such policy and, to Seller’s knowledge, none is threatened.

3.1.15        Schedule 3.1.15 contains a true, complete and correct list of all the material personal property of Seller with respect to the ownership and operation of the Hotel, including, without limitation, automobiles and inventories of FF&E and Supplies.  Seller agrees that no such personal property has been or will be removed from the Hotel, except consumable inventory in the ordinary course of operations at the Hotel or in connection with the Renovation Work.  Seller owns all tangible personal property used in connection with the ownership, operation and maintenance of the Hotel free and clear of any liens, other than the Permitted Exceptions and the Mortgage, and any other liens that will be eliminated prior to or at the Closing.

3.1.16        Schedule 3.1.16 sets forth a true and complete list of all Intellectual Property owned by Seller in connection with the Hotel.  Seller licenses or has the right to use all of the Intellectual Property necessary or required to conduct its businesses as currently conducted and no such Intellectual Property has been or is now involved in any cancellation, dispute or litigation and, to Seller’s knowledge, no such action is threatened.  Neither Seller nor any Affiliate thereof has received written notice of any violation of any legal requirements related to the Intellectual Property.  All of the Intellectual Property listed on Schedule 3.1.16 is valid and enforceable and free and clear of all Liens (other than the Mortgage), and, to Seller’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice would be reasonably likely to be given, which has not been cured.

3.1.17        Except as set forth on Schedule 3.1.17, to Seller’s knowledge, the Hotel is not in violation (in any material respect) of applicable building codes or zoning laws, or any other applicable Laws (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  To Seller’s knowledge, there exists no structural or other material defect or damage in or to such portions of the Property, whether latent or otherwise, which will impair the value of or adversely affect its use or the business operations conducted thereon.  Neither Seller nor any Affiliate thereof, has delivered or received a written notice of non-compliance with respect to any building codes, zoning laws or other applicable Law (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended) and, to Seller’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred which has not been cured.

3.1.18        Except as set forth on Schedule 3.1.18 and in connection with the Renovation Work, any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Seller or any of its Affiliates prior to the Effective Date have been terminated or completed and fully paid, and, to Seller’s knowledge, there is no amount remaining to be paid under any such construction contracts or development agreements, nor to Seller’s knowledge, is there any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, or lien against the Hotel and/or the Property.

3.1.19        To Seller’s knowledge, except as set forth in the Environmental Reports (as defined below) or on Schedule 3.1.19, neither Seller nor any Affiliates thereof, have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials at the Hotel, except for such Hazardous

Materials as are used in the ordinary course of business of the Hotel in accordance with Environmental Laws.  Neither Seller nor any Affiliates thereof have received any written notice of any pending Action or proceeding arising out of the environmental condition of the Hotels, Hazardous Materials located on the land beneath the Hotel, or any alleged violation of Environmental Law and, to Seller’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a notice of any pending Action or proceeding is reasonably likely to be given.

3.1.20        Seller has not received written notice of any pending eminent domain or condemnation actions with respect to the Hotel and/or any part thereof, and to Seller’s knowledge, no such eminent domain or condemnation action is contemplated.

3.1.21        Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) or a disregarded entity of such person for the purposes of the provisions of Section 1445(a) of the Code.

3.1.22        To Seller’s knowledge, the income and expense statements for the Hotel provided to CWI for calendar years 2012, 2013 and 2014 and the 2015 monthly income and expenses statements provided prior to Closing (the “Financial Statements”), have been prepared in accordance with U.S. Generally Accepted Accounting Principles.  The Financial Statements present fairly, in all material respects, the operating results of the Hotel for the periods covered by such statements.

3.1.23        The liquor licenses issued by the Tennessee Alcoholic Beverage Commission and the Metropolitan Beer Permit Board of the Metropolitan Government of Nashville and Davidson County are held by Hotel Manager with respect to the Hotel, and to Seller’s knowledge, each respective liquor license is in full force and effect.  To Seller’s knowledge, there is no investigation pending by the Tennessee Alcoholic Beverage Commission and the Metropolitan Beer Permit Board of the Metropolitan Government of Nashville and Davidson with respect to the Hotel.

3.1.24        To Seller’s knowledge, as of the Effective Date, except for unpaid amounts, liabilities or other monetary obligations of the Hotel in the ordinary course of business consistent with past practice, there are no accrued and unpaid amounts, liabilities or other monetary obligations of the Hotel which are due and owing to any third-party.

3.1.25        The Existing Management Agreement is in full force and effect, and has not been modified or amended (either in writing or orally), except as set forth therein; and except for the fully executed amendments thereto, Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Seller has provided CWI with a true, correct and complete copy of the Existing Management Agreement (including all amendments and/or modifications thereto as well as SNDA’s, cash management agreements, technical services agreements, and all amendments and/or modifications thereto).  All material conditions and obligations to be performed by Seller under the Existing Management Agreement, as of the date hereof, have been satisfied and will be satisfied through Closing.  Seller has not delivered or received a written notice of default under the Existing Management Agreement and, to Seller’s knowledge, there exists no default, material breach, or event or condition which, with the giving of notice or the passage of time, or both, would constitute such a breach or default under the Existing Management Agreement. The Existing Management Agreement is the only management or operating agreement affecting the Property.

3.1.26        To Seller’s knowledge, all Due Diligence Materials are true, correct and complete in all material respects.

3.1.27        To Seller’s knowledge, neither the Land nor any part thereof has been designated as a burial ground or archaeological site.

3.1.28        Seller is not and is not acting on behalf of an Employee Benefit Plan, a “plan” within the meaning of Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3 101 of any such employee benefit plan or plans.

3.1.29        Seller has provided CWI with a true, correct and complete copy of the Parking Lease (including all amendments and/or modifications thereto).  Seller has not delivered or received a written notice of default under the Parking Lease and, to Seller’s knowledge, there exists no default, material breach, or event or condition which, with the giving of notice or the passage of time, or both, would constitute such a breach or default under the Parking Lease.  In addition, there are also a few parking spaces in the basement of the Hotel.

3.1.30        Schedule 2.13 lists all of the Loan Documents.  The Loan Documents are in full force and effect, and have not been modified or amended (either in writing or orally), except as set forth therein; and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Seller has made available to CWI with a true, correct and complete copy of the Loan Documents (including all amendments and/or modifications thereto).  All material conditions and obligations to be performed by Seller in connection with the Assumed Indebtedness, as of the date hereof, have been satisfied and will be satisfied through Closing.  Seller has not delivered or received any written notice of default under the Loan Documents and to Seller’s knowledge, there exists no default, material breach, or event or condition which, with the giving of notice or the passage of time, or both, would constitute such a breach or default under the Loan Documents.

For purposes of this Section 3.1, “to Seller’s knowledge” shall mean the actual knowledge of Robert W. Worthington, Ed L. Stelling, and/or Robert B. Kincheloe, after reasonable inquiry with the general manager of the Hotel, Danni Williams, regarding each of the representations and warranties contained in this Section 3.1.  The Parties acknowledge that Hotel Manager is not an Affiliate of Seller.

3.2                            CWI’s Representations and Warranties.  CWI hereby represents and warrants to Seller as follows:

3.2.1                CWI is duly formed, validly existing and in good standing in the jurisdiction of its formation. CWI has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement and to perform its obligations hereunder.

3.2.2                The performance by CWI of its respective obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which CWI is a party or is otherwise bound, and no consent from third parties are required for the performance of any obligations hereunder.

3.2.3                Neither CWI nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.3                            Update of Representations and Warranties.  Each of the Parties’ respective representations and warranties set forth in Sections 3.1 and 3.2 shall be deemed to have been remade at and as of the Closing Date.

3.4                            Survival.  The representations and warranties made in this Agreement shall not merge into any instrument delivered at the Closing but shall survive Closing for a period of twelve (12) months.

3.5                            Covenants of Seller.  Seller covenants and agrees that, until the earlier of the termination of this Agreement or the Closing, Seller shall, or shall instruct Hotel Manager to:

(a)                               use commercially reasonable efforts to obtain the Parking Agreement Consent and Estoppel and the Redevelopment Estoppel;

(b)                              use commercially reasonable efforts to obtain no later than five (5) business days after the Effective Date, a written confirmation from Hotel Manager that the Hotel Manager waives its right to purchase the hotel (the “Hotel Manager Purchase Waiver”);

(c)                              at all times from and after the Effective Date until the Closing, conduct its business and operate the Hotel only in a manner consistent with the past practices of the Hotel, and in the ordinary course of business;

(d)                            comply in all material respects with all its obligations under the Existing Management Agreement and the Loan Documents;

(e)                               use its commercially reasonable efforts to maintain the levels of inventories of FF&E and Supplies at the Hotel in the ordinary course of business consistent with past practice;

(f)                               timely make all repairs, maintenance, and replacements to keep the Hotel (including, but not limited to, all FF&E and all other personal property) in good operating condition, and not commit any waste of any portion of the Hotel;

(g)                             continue to take guest reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as it did during the twelve (12) months prior to the Effective Date;

(h)                              pay all Sales Taxes due on or which have accrued through the Closing in respect of the operations and use of the Hotel;

(i)                                  use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date.  If any Permit shall be suspended or revoked, Seller shall promptly notify CWI and shall take commercially reasonable measures to cause the reinstatement of such Permit;

(j)                                 maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel;

(k)                             provide (and shall instruct Hotel Manager to provide) copies of any written notices received by Seller after the Effective Date from the Lender or any Governmental Authority regarding any violations of applicable Laws;

(l)                                  from and after the expiration of the Due Diligence Period through the Closing Date, consult CWI with respect to any rights of Seller to approve the hiring, termination, or replacement, of any Hotel employees (but only to the extent Seller, as “Owner” under the Existing Management Agreement, has any such rights);

(m)                          not take the following actions unless Seller has obtained the prior written consent of CWI (which consent may be granted or withheld in CWI’s sole and absolute discretion):

(i)                                  sell, refinance or otherwise transfer or otherwise dispose of the Hotel, Property or any other interest in the Hotel other than as contemplated by this Agreement;

(ii)                              execute, modify or terminate, or waive any material rights or remedies with respect to any single contract or other commitment of any kind (expressly excluding group bookings or other reservation contracts or commitments in the ordinary course of business) in excess of Ten Thousand Dollars ($10,000) or which is not terminable (without fee or penalty) upon thirty (30) days’ prior notice;

(iii)                        cause or permit the removal of any personal property from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with personal property of equal or greater quality or in connection with the Renovation Work;

(iv)                       other than the Renovation Work, make any material alterations or improvements at the Hotel, or demolishing any of the Hotel;

(v)                              grant options or rights to acquire any interest in the Hotel;

(vi)                          take any action or execute any agreement that would interfere with or contravene, or fail to take any action as may be required under applicable Laws for, the valid and effective consummation of the transactions provided for in this Agreement;

(vii)                      fail to pay on a current basis all payables which are due and owing as well as any and all obligations and liabilities, fixed or contingent, which are due and owing, including, without limitation, tax obligations;

(viii)              incur any indebtedness or additional material liabilities (whether contingent or absolute, matured or un-matured, known or unknown) secured by any interest in the Hotel, except for trade debt incurred in the ordinary course of business or in connection with the Renovation Work;

(ix)                          amend, extend, renew or terminate any the Leases, Operating Agreements, the Loan Documents, Permits, the Parking Lease or the Existing Management Agreement; or (b) enter into any new Leases or Operating Agreements, unless the new Leases or Operating Agreements are terminable by Seller, at no cost or expense to CWI, at or before the Closing;

(x)                              grant any easement, covenant, lien or other encumbrance affecting title to the Hotel; or

(xi)                          approve any material action to be taken by the manager under the Existing Management Agreement that requires the consent of “owner” thereunder.

Seller hereby represents and warrants that the matters addressed in subsections 3.5(c), (e) through (j), (m)(vii) and (m)(ix) (other than with respect to the Loan Documents, the Parking Lease or the Existing Management Agreement), are handled by Hotel Manager pursuant to the Existing Management Agreement.  Seller will use commercially reasonable efforts to ensure that Hotel Manager complies with the covenants of such subsections in all material respects.

3.6                            CWI’s Audit Requirements.  Upon written request by CWI, Seller agrees to promptly deliver to CWI all of the audit request materials listed on Exhibit “E” to the extent in Seller’s possession or control related to the Hotel; provided, Seller acknowledges and agrees to use its commercially reasonable good faith efforts to also provide such additional requested information in Seller’s possession or control which is requested by CWI and is deemed relevant and reasonably necessary (as determined by CWI) to enable CWI and its accountants to prepare financial statements and complete an audit in compliance with (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit may commence immediately upon Closing or within twelve (12) months after the Closing if required to be filed with the Securities and Exchange Commission; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, CWI.  Seller shall engage (at CWI’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  Notwithstanding the foregoing, within five (5) business days after the Effective Date, Seller shall notify CWI of any and all information requested in Exhibit “E” that will not be available. In connection with the foregoing post-Closing audit(s), and in furtherance of Seller’s obligations to assist CWI pursuant to this Section, Seller covenants and agrees to execute and deliver to McGladrey LLP an audit representation letter, the form of which is attached hereto as Exhibit “F” (the “Audit Representation Letter”), provided that the form of such Audit Representation Letter may be modified as required to account for any issues identified during the audit.  Seller’s obligations under this Section 3.6 shall survive the Closing for a period of twelve (12) months.

3.7                            Permits.

3.7.1                CWI, at its cost and expense, shall, prior to the Closing Date, submit all necessary applications and other materials to the appropriate governmental authority and take such other actions to effect the transfer of Permits or issuance of new licenses and permits effective no sooner than the Closing (including, without limitation, the Beer License), and Seller, at no cost to Seller (other than de minimis cost), shall use commercially reasonable efforts to cooperate with CWI to cause the Licenses and Permits to be transferred or new licenses and permits or interim licenses and permits to be issued to CWI.

3.7.2                If CWI (or its designee) is unable to obtain the transfer of the Liquor License for the Hotel effective as of the Closing Date, Hotel Manager (“Liquor Licensee”) and CWI (or its designee) shall enter into an Interim Beverage Management Agreement substantially in the form of Exhibit “G” hereto (the “Interim Beverage Agreement”) pursuant to which Liquor Licensee shall manage the purchase, sale and service of alcoholic beverages at the Hotel, to the extent permitted under applicable Law, in accordance with the terms and conditions of the Interim Beverage Agreement until such time as the transfer of the Liquor License to CWI (or its designee) and applicable permits for sale and service of alcoholic beverages have been obtained by CWI (or its designee). In connection therewith, Seller shall cooperate with CWI’s efforts to cause Liquor Licensee to deliver an executed copy of the Interim Beverage Agreement.

ARTICLE 4

TRANSFER TAX, PRORATIONS AND OTHER CLOSING COSTS

4.1                            Transfer Taxes.  CWI shall be solely responsible for the payment (at CWI’s sole cost and expense) of deed transfer taxes (also referred to as recording taxes) (the “Transfer Taxes”) payable to the Davidson County Register of Deeds upon recording of the special warranty deed described in Section 6.1.13(a).

4.2                            Prorations; Credits and Adjustments.

4.2.1                All assets and liabilities of the Hotel, determined in accordance with the Uniform System (provided that all non-Hotel assets and liabilities, if any, shall be determined in accordance with generally accepted accounting principles), shall be prorated (whether or not Seller or the Hotel shall have been invoiced therefor prior to the Cut-Off Time) as of 12:01 a.m. Eastern Time on Closing Date (the “Cut-Off Time”).  In connection with the foregoing:

(a)                               Not later than ten (10) days prior to the Closing Date, Seller shall deliver to CWI for CWI’s review a pro forma of the accounting for the transaction that reflects how items subject to proration will be accounted for (the “Preliminary Closing Statement”).  The Preliminary Closing Statement shall reflect Seller’s good faith estimate of all of the prorations, credits and/or other adjustments to be made at Closing required under this Section 4.2 or under any other provisions of this Agreement and shall include such supporting documentation as the Parties hereto may reasonably require being attached thereto; and

(b)                          On the day prior to Closing, CWI and Seller will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, CWI and Seller will make all final adjustments necessitated by such nights’ operations and prepare a final statement of prorations and adjustments required under this Section 4.2 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).

All prorations reflected on the Preliminary Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

4.2.2                The following shall be prorated as of the Cut-Off Time:

(a)                               Taxes accrued as of the Cut-Off Time;

(b)                              expenses and other amounts payable under the Operating Agreements, Equipment Leases, Leases, Parking Lease and any other service contracts or agreements;

(c)                            subject to Section 4.3 below, utility charges (including, without limitation, charges for phone service, cable television, gas, water, sewer and electricity);

(d)                             installments of municipal and other governmental improvement liens and special assessments;

(e)                               periodic license and permit fees;

(f)                                revenues and expenses from any Hotel guest rooms and facilities (other than those set forth in clause (g) below) occupied on the evening immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Cut-Off Time (the “Rooms Ledger”), shall be divided 50:50 between Seller and CWI (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either Seller or Hotel Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.  All revenues from restaurants and other service operations conducted at the Hotel shall be prorated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence.  For the avoidance of doubt, Accounts Receivable (other than those comprising the Rooms Ledger) shall remain the property of Seller after Closing in accordance with Section 2.2.5 and shall not be prorated at Closing.

(g)                           revenues and expenses from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be prorated based on when the function took place.  The revenues referred to in this clause (g) are referred to collectively as “conference revenues”;

(h)                              expenses for food and beverages;

(i)                                prepaid rents and prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits (including the amount of unredeemed gift certificates, vouchers, trade-outs and similar items for free or discounted use of any of the Hotel rooms or other activities or services, if any) which are not transferred to and retained by CWI as of the Cut-Off Time;

(j)                                  accrued but unpaid vested and unvested salary, wages and bonuses, accrued but unpaid health and welfare benefits, accrued but unpaid vested and unvested vacation, sick and personal days, accrued but unpaid vested and unvested fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid vested and unvested compensation and fringe benefits;

(k)                              retail sales, occupancy and liquor taxes and like impositions accrued as of the Cut-Off Time;

(l)                                  revenue relating to the common areas of the Hotel;

(m)                          revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel; and

(n)                              such other items as are usually and customarily prorated between buyers and sellers of hotel properties in the area where the Hotel is located.

4.2.3                Taxes and Assessments.  Real estate (ad valorem) and personal property taxes and assessments with respect to the Hotel shall be adjusted and prorated based on (a) the periods of ownership of Seller and CWI with respect to the applicable tax period, and (b) the most current official real property tax information available from the assessor’s office where the Hotel is located or other assessing authorities.  If real property tax and assessment figures for the taxes or assessments to be apportioned between CWI and Seller pursuant to this Section 4.2 are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Hotel is fixed and the appropriate party shall pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.  In the event that the Hotel or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any such assessment (or any installments or portions thereof) due prior to the Closing and CWI shall be responsible for any such assessment (or any installments or portions thereof) due on or after the Closing.

4.2.4                Accounts Receivable; Trade Accounts Payable.  Accounts Receivable and trade accounts payable shall be identified as of the Cut-Off Time.  Seller shall retain all the Accounts Receivable as of the Cut-Off Time, and Seller shall retain the right to pursue collection of all Accounts Receivable and, for sixty (60) days after Closing, CWI shall use reasonable efforts to collect the Account Receivables (but, for the avoidance of doubt, in connection with such efforts, CWI shall not be obligated to initiate any legal action, terminate any on-going relationship or incur and material expenses or liability in so doing).  Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to the Closing, and (b) CWI shall receive a credit on the Final Closing Statement for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and CWI shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable and indemnify Seller against liability in connection with the non-payment of such Trade Payables to the extent of such credit to the Purchase Price; provided, however, Seller and CWI shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services.  The prorations under this Section 4.2.4 shall be subject to reconciliation under Section 4.6.

4.2.5                Cash and Accounts.  At the Closing, Seller shall transfer to CWI all cash on hand and all monies located in house banks, all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property and Seller shall receive a credit to the Purchase Price at the Closing for the same. If the Reserve (as defined in the Existing Management Agreement) pursuant to Section 5.02 of the Existing Management Agreement is required to be maintained and assigned to CWI, Seller shall receive a credit to the Purchase Price for the Reserve in the amount assigned to CWI.

4.3                            Utilities.  All suppliers of utilities shall be instructed by Seller to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated and, as mutually determined by the Parties, (i) be credited in an amount thereto to CWI at Closing; or (ii) allocated to and paid by Seller prior to or at Closing.  CWI shall retain any and all transferable utility deposits and Seller shall be credited in an amount equal to such deposits.

4.4                          Inventories.  Seller shall receive no credit for any inventories of Supplies, F&B or Retail Merchandise, in each case, whether opened or unopened.

4.5                          Sales Tax.  The Parties hereby agree that all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder by any Governmental Authority, if any, shall be collected by Seller from Buyer.  Seller shall file all necessary tax returns with respect to all such taxes.

4.6                            Post-Closing Prorations.

4.6.1                If accurate prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the Parties shall prorate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  If the Parties are unable to agree on any prorated items required to be contained in the Closing Statement at Closing, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by the Parties.  If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Cut-Off Time for any period that includes the period prior to the Cut-Off Time, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund (and appropriately prorated based on the portion of said costs incurred prior to and after the Closing), and second, the balance of such refund, if any, shall be prorated as of the Cut-Off Time.  The provisions of this Section 4.6.1 shall survive the Closing.

4.6.2                Any prorations hereunder which cannot be finally determined as of Closing shall be re-prorated ninety (90) days after Closing to the extent possible consistent with the procedures set forth in Sections 4.2, 4.2.3, 4.4 and 4.5.  Any necessary payment required by such re-proration shall be made by the appropriate Party to the other Party within five (5) business days after such final determination.

4.7                            Brokers; Commissions.  The parties acknowledge that Broker has acted as a broker in connection with the transactions contemplated hereunder and all costs and expenses and commissions due and owing to Broker (including, without limitation, any brokerage commission, finder’s fee or other similar compensation) shall be paid by Seller. Seller shall indemnify, defend and hold harmless CWI from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person, firm or corporation to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with Seller and/or its Affiliates in connection with this transaction.  Other than Broker, Seller represents and warrants to CWI that Seller has not dealt with any real estate broker in connection with this transaction, nor has Seller been introduced to CWI by any real estate broker.  CWI represents and warrants to Seller that CWI has not dealt with any other real estate broker in connection with this transaction, nor has CWI been introduced to the Hotel or to Seller by any other real estate broker.  CWI shall indemnify, defend and hold harmless Seller from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person, firm or corporation to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with CWI and/or its Affiliates in connection with this transaction.  The provisions of this Section 4.7 shall survive the Closing and any termination of this Agreement.

4.8                            Closing Costs.  With reference to Closing, (a) Seller shall pay (i) all costs of obtaining a current Title Commitment, (ii) the costs of the standard owner’s Title Policy premiums in the amount of the Purchase Price (excluding the costs of the Title Endorsements), (iii) the costs to update the Existing Survey, (iv) all costs, expenses and commissions due and owing to Broker, (v) fifty percent (50%) of all escrow charges, and (vi) except as otherwise allocated pursuant to the terms of this Agreement, all other costs customarily allocated to a seller of commercial real estate in Davidson County; and (b) CWI shall pay (1) all costs of the Title Endorsements to the Title Policy, (2) the costs of the lender’s title policy and endorsements, (3) all Transfer Taxes, recording fees and other amounts arising from the sale of the Real Property, (4) CWI’s due diligence costs and property inspection fees, including the cost of any additional environmental, asbestos, structural and physical audits it deems necessary, (5) if the Existing Management Agreement is terminated, the termination fee described in the Existing Management Agreement, (6) if the Existing Management Agreement is assumed by CWI, all costs associated with such assumption, including any assumption fee, (7) if CWI elects to assume the Assumed Indebtedness pursuant to Section 2.13, all costs associated with such assumption, including any loan assumption fee and/or transfer or recording taxes associated therewith, (8) if CWI elects to have Seller pay the Assumed Indebtedness in full at Closing, the prepayment fee paid by Seller to Lender in connection with such prepayment, (9) any mortgage taxes, (10) fifty percent (50%) of all escrow charges, and (11) except as otherwise allocated pursuant to the terms of this Agreement, all other costs customarily allocated to a buyer of commercial real estate in Davidson County.

4.9                            Disputes.  Any dispute between the Parties as to the monetary amount of any such revenues or expenses (the “Disputed Amounts”) shall be resolved by binding arbitration conducted by an Expert mutually approved by CWI and Seller, provided that, in the event that the Parties are unable to agree upon an Expert within such period, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each Party shall promptly, and in no event later than seven (7) days following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by the Parties to use its best efforts to make a reasoned final written determination within seven (7) days after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the Parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation.  In rendering its decision and any award with respect to any item, the Expert shall be permitted to choose only between the respective amounts or other position set forth by CWI or Seller, and shall not be permitted to render a decision that does not conform in all respects with either CWI’s or Seller’s respective amounts or other relief sought.  No Party (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other Party.  As part of the award, the Expert shall designate the Party whose position is upheld, and such prevailing Party shall recover from the other Party all of its reasonable attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses incurred in connection with the resolution of the Dispute.

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ARTICLE 5

REMEDIES

5.1                            CWI’s Pre-Closing Default.  If (a) CWI does not deposit the Good Faith Deposit within the time period provided in Section 2.8, or (b) CWI fails to consummate the transactions contemplated under this Agreement in breach or default hereof, which breach or default is not caused by a default by Seller and such failure remains uncured after delivery of written notice by Seller and the expiration of a ten (10) day cure period (or such other cure period as set forth in this Agreement) (a “CWI Default”), then Seller, as its sole and exclusive remedy for such CWI Default, may elect to terminate this Agreement by providing written notice to CWI, in which case this Agreement shall automatically terminate, the Good Faith Deposit (including all interest thereon), to the extent delivered by CWI to Escrow Agent, shall be disbursed to Seller and the Parties shall have no further rights or obligations under this Agreement (except those which expressly survive such termination). THE PARTIES HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  THE PARTIES HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF CWI’S MATERIAL DEFAULT HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE GOOD FAITH DEPOSIT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE SAME AS FULLY AGREED LIQUIDATED DAMAGES.  SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST CWI, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE.  THE PAYMENT AND RETENTION OF THE GOOD FAITH DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.  UPON ANY SUCH BREACH OR DEFAULT AND FAILURE TO CLOSE BY CWI HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO RETAIN SUCH GOOD FAITH DEPOSIT.  THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE AND IN ACCORDANCE WITH APPLICABLE LAW.

SELLER’S INITIALS	CWI’S INITIALS

5.2                            Seller’s Pre-Closing Default.  In the event of any breach or default by Seller under this Agreement that occurs or is otherwise discovered prior to Closing (including a breach by Seller of any of its representations and warranties hereunder or Seller’s failure or refusal to perform its obligations hereunder), then CWI, as its sole remedy for a pre-Closing default, may elect either to (a) terminate this Agreement by written notice to Seller whereupon this Agreement shall automatically terminate, Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) and, if such breach or default is material, obtain reimbursement from Seller of CWI’s actual third party, out of pocket expenses incurred in this transaction up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000.00); or (b) maintain an action for specific performance; provided, however, that if CWI elects to pursue any action for specific performance and such remedy is not available or enforceable by CWI as a result of Seller’s sale of the Property to a bona fide third party, CWI shall nevertheless have the right to terminate this Agreement and pursue all rights and remedies afforded CWI (under clause (a) and otherwise).  Notwithstanding the foregoing, no breach or default by Seller of its representations and warranties shall be deemed to have occurred when made as of the Effective Date hereunder if, between the Effective Date and the Closing Date, (i) circumstances change as a result of transactions or other actions that are expressly permitted by this Agreement; or (ii) changes in fact occur after the Effective Date beyond the reasonable control of Seller and which do not constitute or result from (x) the willful acts or omissions of Seller (taken or omitted to be taken for the purpose of making such Seller Representation untrue) or (y) a breach of Seller’s covenants under this Agreement (for example purposes only, such circumstances which do not constitute a breach may include, without limitation, a default by any party other than Seller, Hotel Manager or any of their respective Affiliates to any agreement relating to the Property; subsequently filed litigation relating to Seller’s ownership of the Property prior to Closing; changes in Bookings; or the Employees); provided, however, that if the changes in the representations and warranties of Seller described in clauses (i) and (ii) above (in the aggregate), without taking into account any claims, actions, litigation, lawsuits or other legal proceedings filed or alleged by any Employee or any other third party that are subject to Seller’s indemnification obligations under Section 5.4 of this Agreement (but only to the extent and in the amount actually covered by such indemnity), reduce the value of the Property after the Closing by Two Hundred Thousand Dollars ($200,000) or more, CWI shall have the right to terminate this Agreement by delivery of written notice to Seller whereupon Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) to CWI and, in which event, except for the provisions in this Agreement that expressly survive termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof.

5.3                            Post Closing Default.  The Parties shall have the right to exercise all rights and remedies available at law or in equity (subject to Section 5.5 below) with respect to any breach or default under this Agreement that occurs or that is otherwise discovered after the Closing; provided, however, notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall any Party be liable for any claim for opportunity costs resulting from the transactions set forth in this Agreement.  For avoidance of doubt, any claim for losses by CWI shall include any actual value of the

Hotel that is permanently lost (to the extent such losses can be reasonably measured) as a result of any matters for which Seller would be liable or CWI would otherwise be indemnified for under this Agreement.

5.4                            Indemnification.

5.4.1                Seller shall indemnify, defend and hold harmless CWI Indemnitees from and against any Indemnification Loss incurred by any CWI Indemnitee resulting from any of the following (collectively, the “Indemnity Obligations”):

(a)                               any and all Excluded Liabilities; and

(b)                              any breach or default by Seller of this Agreement including, without limitation, the representations and warranties of Seller contained in and as limited under, this Agreement (including, without limitation, the representations and warranties set forth in Section 3.1) (collectively, the “Seller’s Representations”).

5.4.2                CWI shall indemnify, defend and hold harmless Seller and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from and against any Indemnification Loss incurred by Seller Indemnitees resulting from the Assumed Liabilities; provided, however, CWI shall not be obligated to indemnify, defend and hold harmless Seller Indemnitees for any Indemnification Loss related to events that arose or claims which accrued prior to the Closing Date (and not prorated pursuant to this Agreement) nor to the extent any such matters are included in the definition of Excluded Liabilities.

5.4.3                In the event that any party making a claim shall commence or file any lawsuit or proceeding (individually or collectively, a “Proceeding”) against CWI or any CWI Indemnitee and/or against Seller or any Seller Indemnitee, as applicable, which Proceeding is reasonably likely to result in any claim subject to indemnification under this Section 5.4, then the indemnifying party (the “Indemnitor”) shall either, at its option and within ten (10) business days after notice by the party being indemnified (the “Indemnitee”) to Indemnitor of the filing or commencement of any such Proceeding, promptly pay all amounts and otherwise take whatever commercially reasonable actions are necessary to dismiss the Proceeding with prejudice; or undertake the defense thereof by counsel chosen by Indemnitor and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed), in which case (a) Indemnitor shall be obligated to contest and/or defend Indemnitee against such Proceeding, at Indemnitor’s sole cost and expense, and shall keep Indemnitee apprised of the current status of such Proceeding at all times; (b) Indemnitor shall be liable to Indemnitee for all reasonable costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Indemnitee in connection with such Proceeding; (c) Indemnitee shall cooperate in all reasonable respects with Indemnitor (at Indemnitor’s sole cost and expense) in the contest and/or defense of such Proceeding; (d) Indemnitor shall promptly send to Indemnitee copies of any material documents received by Indemnitor which relate to such Proceeding; and (e) Indemnitee (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with Indemnitor and the attorneys and/or representatives retained by Indemnitor) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (i) if the joint representation of Indemnitee (where Indemnitee(s) are specifically named as parties to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing Indemnitee(s), or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the claim, or potential liability exposure in connection with such claim; (ii) if Indemnitee reasonably determines that Indemnitor does not have the financial wherewithal to satisfy their respective Indemnity Obligations in any material manner; or (iii) if Indemnitor fails to (A) make one of the requisite elections under this Section 5.4.3 prior to the expiration of such ten (10) business day period; or (B) in any way satisfy the foregoing requirements and obligations of this Section 5.4.3, Indemnitee shall have the right, at Indemnitor’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend itself and the Indemnitees against such Proceeding, provided that Indemnitee shall keep Indemnitor apprised of the current status of such Proceeding at all times.  In connection therewith, Indemnitor covenants and agrees to pay within ten (10) days after receipt from Indemnitee of a detailed accounting thereof, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Indemnitee in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Indemnitor to pay for, any costs or expenses, including attorneys’ fees, incurred by Indemnitees in connection with any cross-complaint or other claims which may be brought by Indemnitees with respect to the matters which are the subject of any such Proceeding or otherwise.

5.4.4                This Section 5.4 shall survive the Closing.

5.5                         WAIVER OF CERTAIN DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL OF ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE, DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS AND SHAREHOLDERS) AND CWI (FOR ITSELF AND ALL CWI INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO.

5.6                            Holdback.  At Closing, Seller shall deposit with Escrow Agent an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Holdback”) to be retained in escrow until the one (1) year anniversary of the Closing Date to secure payment and performance of Seller’s obligations which survive Closing pursuant to and in accordance with that certain Holdback Agreement between the Parties and Escrow Agent in the form attached hereto as Exhibit “I” (the “Holdback Escrow Agreement”).  In addition, Seller shall deliver to CWI at Closing, a personal guaranty, in the form attached hereto as Exhibit P, from J. R. Hyde, III to secure payment and performance of Seller’s obligations which survive Closing, which guaranty shall have a maximum liability of One Million Nine Hundred Thousand Dollars ($1,900,000.00) and shall terminate on the one (1) year anniversary of the Closing Date (the “Personal Guaranty”).  Seller’s obligations under this Section 5.6 shall survive the Closing.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                         Conditions to CWI’s Obligations.  CWI’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.1.1                No Breaches.  Subject to Section 3.3, Seller’s representations, warranties and covenants (including, without limitation, the covenants set forth in Section 3.5) set forth in this Agreement shall be true and correct in all material respects as of the Closing.

6.1.2                No Defaults.  Seller shall not have materially defaulted in the performance of any of its obligations hereunder.

6.1.3                Approvals.  All approvals, consents, licenses, permits and authorizations required by local, state and federal regulatory authorities for CWI’s acquisition and operation of the Hotel have been received.  In addition, CWI shall have received a copy of Hotel Manager’s written waiver of its right of first refusal pursuant to and in accordance with the terms of the Existing Management Agreement and Section 3.5(b) hereof.

6.1.4                Title Policy.  The Title Company shall be unconditionally obligated and prepared, subject only to payment by Seller of the applicable premium for the base Title Policy and payment by CWI of the applicable premium for the Title Endorsements, to issue the Title Policy.

6.1.5                Liquor License. CWI shall have received (a) a temporary Beer License and (b) a new Liquor License; provided, however, clause (b) of this Section 6.1.5 shall be deemed satisfied if the existing Liquor License is the subject of the Interim Beverage Agreement in accordance with Section 3.7.

6.1.6                Third Party Consents.  CWI shall have received all required consents of third parties required for the consummation of the transaction contemplated by this Agreement.

6.1.7                Parking Agreement.  Seller shall have obtained an executed consent to assignment and estoppel from the Parking Landlord with respect to the Parking Lease, in form and substance acceptable to Seller in its sole and absolute discretion (the “Parking Agreement Consent and Estoppel”).

6.1.8                Assumption and Amendment of Management Agreement.  Solely in the event that CWI elects to assume the Existing Management Agreement with Hotel Manager pursuant to and in accordance with Section 2.12, the Hotel Manager shall have executed and delivered the Assignment and Amendment Agreement in the form approved by CWI (in its sole and absolute discretion) pursuant to and in accordance with Section 2.12; provided, however, in the event that an Assignment and Amendment Agreement acceptable to CWI cannot be mutually agreed upon with Hotel Manager, this condition shall be deemed null and void, and the condition set forth in Section 6.1.9 shall be applicable..

6.1.9               New Franchise or Management Agreement; Termination of Existing Management Agreement.  Solely in the event that CWI elects to terminate the Existing Management Agreement pursuant to and in accordance with Section 2.12, (a) the Existing Management Agreement shall be terminated by Hotel Manager and Seller (at CWI’s sole cost and expense, including without limitation, payment by CWI of the termination fee specified in the Existing Management Agreement) effective as of the Closing Date (“Existing Management Agreement Termination”); and (b) the Hotel Manager or Franchisor, as applicable, shall have executed and delivered the new management agreement or new franchise agreement, as applicable, in either instance in the form approved by CWI, in its sole and absolute discretion.

6.1.10        Room Renovations.  Seller represents and warrants that, as of January 1, 2015, Seller has commenced a renovation of the Hotel, primarily consisting of the guestrooms and corridors (the “Renovation Work”), the scope, plans and specifications, schedule and budget for which have been reviewed and approved by CWI and are attached hereto as Exhibit J (the “Renovation Plan”).  Hotel Manager is acting as construction manager for Seller with respect to the Renovation Work.  Seller shall not materially deviate from the Renovation Plan without the prior written consent of CWI (which consent shall not be unreasonably withheld, conditioned or delayed).  Seller shall use commercially reasonable efforts to complete the Renovation Work, lien-free, at Seller’s sole cost and expense and in accordance with the Renovation Plan prior to Closing including, without limitation, providing CWI with (i) reasonable evidence that the Renovation Work has been completed and paid for and, including, without limitation, written completion approval and signoff from Hotel Manager, providing CWI with invoices, receipts and other reasonably requested supporting documentation reasonably required by CWI to evidence the costs and expenses incurred by Seller with respect to the Renovation Credit, and (ii) unconditional interim lien waivers with respect to any completed Renovation Work from the applicable contractors and subcontractors; provided, however, if despite Seller’s commercially reasonable efforts, the Renovation Work is not completed in accordance with the foregoing on or prior to the anticipated Closing Date, CWI shall have the option (in its sole and absolute discretion), by written notice to Seller on or before the then-scheduled Closing Date, to either (a) extend the

Closing Date, at no cost or expense to CWI and for no additional deposit, to the date which is no later than three (3) business days after the payment in full and completion of the Renovation Work pursuant to and in accordance with this Section 6.1.10; or (b) accept the non-completion of the Renovation Work and proceed with the Closing on the then-scheduled Closing Date.  At Closing, Seller shall receive a credit to the Purchase Price equal to the amount of all third-party, out-of-pocket costs and expenses actually incurred by Seller (without profit or markup to Seller) pursuant to the Renovation Plan (the “Renovation Credit”), which Renovation Credit shall in no event exceed Two Million Nine Hundred Fourteen Thousand Dollars ($2,914,000) (the “Renovation Credit Cap”).  Notwithstanding the foregoing, in the event that despite Seller’s commercially reasonable efforts, the Renovation Work is not completed by the scheduled Closing Date, and CWI elects (under clause (b) above) to proceed to Closing, Seller shall assign any and all applicable contracts to CWI and Seller shall nevertheless receive the Renovation Credit; provided, however, that the Renovation Credit shall be reduced by the amount, if any, by which the then projected total costs (including costs required to complete) of the Renovation Work (as determined by Hotel Manager) exceed the Renovation Credit Cap.  This Section 6.1.10 shall survive the Closing.

6.1.11        No Material Adverse Change.  Subject to the provisions of Article 8 of this Agreement regarding casualty and condemnation, as of the Closing Date, there shall be no material and adverse change in the physical condition of the Hotel as it existed as of the Effective Date hereof, it being acknowledged and agreed that for purposes of this Section 6.1.11, the Renovation Work shall not be deemed “a material and adverse change.”

6.1.12        [RESERVED]

6.1.13        Delivery of Documents.  At or prior to Closing, Seller shall have delivered to CWI or Escrow Agent (or caused Hotel Manager to deliver) two (2) fully executed, original counterparts of the following:

(a)                             a special warranty deed with respect to the Hotel substantially in the form attached as Exhibit “O” hereto (except that CWI shall execute the Affidavit of Value set forth therein as provided in Tennessee Code Annotated §67-4-409(a)(6)(A));

(b)                              (i) the Assignment and Amendment Agreement, or (ii) the Existing Management Agreement Termination Agreement, as applicable;

(c)                               the Holdback Escrow Agreement;

(d)                             the Personal Guaranty;

(e)                               the Hotel Manager Purchase Waiver;

(f)                                a bill of sale, in substantially the form annexed hereto as Exhibit “K”, containing a warranty of title (but not as to intangible personal property), duly executed and acknowledged by Seller, sufficient to convey to CWI, good and indefeasible title, free of all liens, encumbrances and security interests, in and to the personal property, except liens in favor of Lender;

(g)                              the Parking Agreement Consent and Estoppel;

(h)                              the Foreign Investment in Real Property Tax Act affidavit in substantially the form annexed hereto as Exhibit “L” duly executed by Seller;

(i)                                  the Closing Certificate;

(j)                             an assignment and assumption of leases, contracts, licenses and permits substantially in the form annexed hereto as Exhibit “M” duly executed by Seller;

(k)                              a tax clearance certificate, dated no earlier than two (2) weeks prior to the Closing Date, issued by the Tennessee Department of Revenue with respect to Seller;

(l)                                  If CWI elects to assume the Assumed Indebtedness pursuant to Section 2.13.2(a), the Loan Assumption Agreement.

(m)                       Lien waivers from all third parties conducting work or providing goods or services in connection with the Renovation Work;

(n)                              The Redevelopment Plan Estoppel substantially in the form annexed hereto as Exhibit “Q” duly executed by the Metropolitan Development and Housing Agency (the “Redevelopment Estoppel”);

(o)                              a Closing Statement mutually approved and executed by Seller; and

(p)                          any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 6.1 and Section 6.2 below has occurred.

6.2                            Conditions to Seller’s Obligations.  Seller’s obligation to consummate the transfer and assignment of the Hotel and the Property contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.2.1                No Breaches.  Subject to Section 3.3, each of CWI’s representations and warranties set forth in this Agreement shall be true and correct in all material respects;

6.2.2                No Defaults.  CWI shall not have materially defaulted in the performance of any obligations hereunder.

6.2.3                Delivery of Documents.  At or prior to Closing, CWI shall have delivered to the Seller, two (2) fully executed, original counterparts of the following:

(a)                               the Holdback Escrow Agreement;

(b)                              a bill of sale, in substantially the form annexed hereto as Exhibit “K”, containing a warranty of title (but not as to intangible personal property), duly executed and acknowledged by CWI;

(c)                           an assignment and assumption of leases, contracts, licenses and permits substantially in the form annexed hereto as Exhibit “M” duly executed by CWI;

(d)                             a Closing Statement mutually approved and executed by CWI;

(e)                            a resale certificate evidencing that CWI has registered as a dealer with the Tennessee Department of Revenue;

(f)                                the Affidavit of Value on the special warranty deed described in Section 6.1.13(a); and

(g)                          any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in Sections 6.1 and 6.2 have occurred.

6.3                            Availability of Records.  Seller acknowledges, agrees and covenants to cooperate with CWI to permit CWI to obtain any information reasonably needed from Seller to enable CWI to file any necessary Tax Returns.  Upon written request of CWI, Seller shall make its respective records relating to the Hotel available to CWI for inspection, copying and audit by CWI’s designated accountants.

ARTICLE 7

WAIVER OF TRIAL BY JURY; CONSENT

7.1                            Waiver.  To the extent permitted by law, CWI and Seller hereby expressly waive any right to trial by jury of any Claim, demand, Action, cause of action, or Proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the Parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise.  To the extent they may legally do so, CWI and Seller hereby agree that any such Claim, demand, Action, cause of action, or Proceeding shall be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this ARTICLE 7 with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

7.2       Consent to Jurisdiction.  To the fullest extent permitted by law, CWI and Seller hereby irrevocably consents and agrees, for the benefit of each Party, that any legal Action, suit or Proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in the city of Nashville, Tennessee (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts of each such Designated Court) with respect to any such Action, suit or Proceeding.  Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal Action, suit or Proceeding against it shall brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such Action, suit or Proceeding.  Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such Action, suit or Proceeding brought therein has been brought in any inconvenient forum.

ARTICLE 8

CASUALTY AND CONDEMNATION

8.1       Casualty and Condemnation.  If, prior to the Closing, Material Damage occurs or an action with regard to a Material Taking is commenced with respect to the Hotel, then:

(a)        if, prior to Closing, an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Hotel but the same would not, if consummated, constitute a Material Taking, then CWI shall remain obligated to close hereunder without a reduction to the Purchase Price but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Seller or its Affiliates) shall be paid to CWI; or if, prior to Closing, an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Hotel and the same would, if consummated, constitute a Material Taking, CWI, within five (5) business days of discovery of the action or threatened action regarding a Material Taking may elect to terminate this Agreement by delivery of written notice to Seller whereupon Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) to CWI and, in which event, except for the provisions in this Agreement that expressly survive termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; provided, however, if CWI elects not to so terminate this Agreement pursuant to the above, then the transactions contemplated hereby shall be closed without a reduction in the Purchase Price but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Seller or its Affiliates) shall be paid to CWI; or

(b)        if, prior to Closing, any of the Improvements are damaged or destroyed but such damage does not constitute Material Damage, then CWI shall remain obligated to close hereunder without a reduction in the Purchase Price but any insurance proceeds and other awards (other than proceeds and awards not owned by Seller or its Affiliates) shall be paid to CWI and Seller shall have paid any deductible; or, if prior to the Closing, Material Damage occurs, then CWI, within five (5) business days of discovery of the events constituting Material Damage may elect to terminate this Agreement by delivery of written notice to Seller whereupon Escrow Agent shall immediately return the Good Faith Deposit (including all interest thereon) to CWI and, in which event, except for the provisions in this Agreement that expressly survive termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; and if CWI elects not to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the Purchase Price but Seller shall pay any deductible and any insurance proceeds and other awards (other than proceeds and awards not owned by Seller or its Affiliates) shall be paid to CWI.

ARTICLE 9

MISCELLANEOUS

9.1       Amendments.  No amendment, modification, supplement or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any Party hereto shall be effective unless the same shall be in writing and signed by all the Parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2       Notices.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile); or (v) with respect to CWI’s delivery of a termination notice pursuant to Section 2.8.1 only, by email.  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)        on the date of the personal delivery;

(b)        on the date of the signed receipt for certified or registered mail;

(c)        on the date of delivery via overnight delivery service;

(d)       on the date of receipt of facsimile; or

(e)        with respect to an email delivery in accordance with clause (v) above only, upon sender’s receipt of confirmation thereof.

Notices directed to a Party shall be delivered to the parties at the address, facsimile number or email address as set forth below, or at such other address, facsimile number or email address as may be specified by written notice given in conformity with the terms of this Section 9.2:

If to Seller:

Nashville Hotel Group, LLC
c/o Worthington Hyde Partners
3930 East Jones Bridge Road, Suite 145
Norcross, GA 30092
Attention:  Robert W. Worthington
Telephone No.:  (770) 448-8998 x2
Facsimile: (770) 448-3343
Email:  bworthington@worthingtonhyde.com

with a copy to:

Baker Donelson Bearman Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Attention:  Lynn A. Landau
Telephone No.:  (901) 577-2131
Facsimile:  (901) 577-0748
Email:  llandau@bakerdonelson.com

If to CWI, then to:

c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Facsimile: 847.482.8696
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride, Esq.

Telephone No.:  213.683.6261
Facsimile: 213.996.3261
Email:  rickkirkbride@paulhastings.com

If to Escrow Agent:

First American Title Insurance Company
633 Third Avenue, 16th Floor
New York, NY 10017
Attention: Brett P. Habermann
Email Address:  BHabermann@firstam.com

File Ref. No. 3020-708503

Any counsel designated above or any replacement counsel which may be designated by CWI or Seller or such counsel by written notice to the other Parties is hereby authorized to give notices hereunder on behalf of its client.

9.3       Further Assurances.  From the Effective Date until the expiration or earlier termination of this Agreement, each Party covenants and agrees that it will use commercially reasonable efforts to do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the Parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder. After Closing, Seller and CWI shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated by this Agreement.  The immediately preceding sentence of this Section 9.3 shall survive the Closing as well as the termination of this Agreement.

9.4       Entire Agreement.  This Agreement constitutes the final, complete and exclusive statement of the agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings.  No Party hereto has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty other than those expressly set forth herein.

9.5       Execution in Counterparts.  This Agreement may be executed by facsimile or pdf signature in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together constitute one and the same instrument.

9.6       Time.  Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

9.7       Waivers.  No waiver of any provision, condition, requirement or breach of or under this Agreement will be effective unless it is in writing and signed by the waiving party.  No such waiver will be deemed to be a waiver of any other provision, condition, requirement or breach, whether or not the waived provision, condition, requirement or breach is similar to such other provision, condition, requirement or breach.  No failure or delay by any Party hereto to exercise any right, power or remedy hereunder in any manner will operate as a waiver thereof or preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.8       Severability.  Whenever possible, each provision of this Agreement is to be construed in a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by a court or an arbitral panel of competent jurisdiction to be illegal, invalid or unenforceable under applicable Law, then such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of this Agreement.

9.9       Construction.  Each Party hereto acknowledges that it and its counsel have participated fully in the negotiation, review and revision of this Agreement.  Accordingly, each provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

9.10     Headings.  The headings contained in this Agreement are included for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

9.11     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

9.12     Cumulative Rights and Remedies.  Except as otherwise specifically provided herein, the rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

9.13     Assignment.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither CWI nor Seller shall transfer, assign or otherwise convey any rights under this Agreement to another party; provided, however, CWI shall have the right to transfer or assign this Agreement (in whole or in part) and the rights and obligations hereunder upon prior written notice to Seller given not less than five (5) business days prior to the Closing, to an entity that is wholly owned or controlled, directly or indirectly, by CWI, W.P. Carey, Inc., Carey Watermark Investors Incorporated, Watermark Capital Partners, LLC, or any entity managed or controlled by CWI, W.P. Carey, Inc., Carey Watermark Investors Incorporated or Watermark Capital Partners, LLC for the purposes of closing on the transaction, provided (i) only one such assignment shall be made; (ii) such assignment shall not delay the Closing; (iii) such assignment shall not require Seller to obtain any additional or revised third party consents, certificates or approvals.  In the event CWI so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation.

9.14     Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.15     No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

9.16     Attorneys’ Fees.  If any lawsuit or arbitration or other Proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein. Any recovery of attorneys’ fees hereunder shall be limited to reasonable attorneys’ fees actually incurred, without regard to any presumption or percentage contemplated by statute.

9.17     Exclusivity.  From the Effective Date until the Closing Date or earlier termination of this Agreement, neither Seller nor any of its Affiliates nor any of their respective members, partners, or agents (including, without limitation, any broker) shall offer, entertain, solicit, negotiate or accept any offer with respect to any inquiries or proposals relating to the possible direct or indirect acquisition, refinance or recapitalization of the Property (or any other form of transaction having a similar effect) or make any information about the Property available (for purpose of sale, refinance or recapitalization) to any Person other than CWI, its Affiliates and their respective designees, agents and/or authorized third parties.  Seller agrees to direct Broker to cease the marketing of the Property.  Such restrictions shall be in effect until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement by either party pursuant to the terms and conditions hereof; and thereafter shall be null and void and of no further force or effect.

9.18     Confidentiality.  Each of Seller and CWI agree to keep the terms of this Agreement and any documents and information relating to this transaction, including due diligence information as to the Hotel (except to the extent same shall be of public record or knowledge) confidential and not to disclose to any third party, other than (i) to its respective partners, investors, franchisors, members, lenders, and managers and its and their respective attorneys, accountants, and consultants to the extent required in the course of their duties (its “Engaged Persons”), or (ii) as required by applicable Laws or regulations mandating disclosure (including CWI’s filings or other disclosures required by the Securities and Exchange Commission).  Each party shall cause its Engaged Persons to observe the terms of this Section 9.18 and each party will be responsible for any breach of the terms of this Section 9.18 by it and/or its Engaged Persons.  The provisions of this Section 9.18 shall survive the termination of this Agreement or the Closing.

9.19     Publicity.    All press releases and all other publicity concerning the transactions contemplated by this Agreement shall be jointly drafted and prepared by Seller and CWI and Seller and CWI agree not to deliver or publish any press releases or other publicity regarding the sale of the Hotel pursuant to this Agreement except as expressly set forth in this Section 9.19.  Notwithstanding the foregoing, the parties acknowledge and agree that CWI will issue a press release after the Closing, the form and content of which shall be subject to the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, Seller acknowledges and agrees that CWI’s press release shall be substantially similar to the form of those certain press releases previously issued by CWI or its Affiliates in connection with CWI’s or CWI’s Affiliates’ recent hotel acquisitions and CWI may disclose (i) the Purchase Price, (ii) the sum of capital expenditures, transaction costs, working capital and pre-paid operating costs, and (iii) the sum of (i) and (ii).  Notwithstanding anything to the contrary contained herein, each party’s obligations under this Section 9.19 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE 10

GENERAL ESCROW PROVISIONS

10.1     General Escrow Provisions.  The obligations and rights of the Escrow Agent under this Agreement shall be subject to the following terms and conditions:

10.1.1  Duties.  The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent.  Further, Escrow Agent shall be under no obligation to refer to any other document between or among CWI and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

10.1.2  Liability of Escrow Agent.  Escrow Agent shall not be liable to anyone by reason of performance of its duties hereunder, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct, negligence, or breach of the escrow provisions of this Agreement or any separate escrow instructions required by Escrow Agent.

10.1.3  Reliance by Escrow Agent.  Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either CWI or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent.  Escrow Agent may rely on any affidavit of either CWI or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

10.1.4  Good Faith Deposit.  If Seller shall become entitled to retain or receive the Good Faith Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Seller together with all interest earned thereon and if CWI shall become entitled to a return of the Good Faith Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to CWI together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the third (3rd) business day following the receipt or deemed receipt of notice by Seller and CWI from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such three (3) business day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or CWI prior to the expiration of the three(3) business day period.  If such disbursement is objected to in writing by Seller or CWI within such three (3) business day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by CWI and Seller, or is directed to make such disbursement by a court of competent jurisdiction.

10.1.5  Disputes.  In the event of any disagreement between CWI and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by CWI and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that CWI and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party, or (iii) by written settlement between CWI and Seller.

10.1.6  Indemnification of Escrow Agent.  CWI and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all Liabilities in any way incurred by Escrow Agent (except to the extent arising from negligence, willful misconduct or breach of this Agreement by Escrow Agent) in connection with or as a result of any disagreement between CWI and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent.

10.1.7  Interpleader.  Escrow Agent may pay the Good Faith Deposit into a court of competent jurisdiction upon commencement by the Escrow Agent of an interpleader action in such court.  The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

10.1.8  Reporting Person.  Seller and CWI hereby name the Title Company as the “Reporting Person” under Section 6045(e) of the Code.

10.1.9  Further Assurances.  From time to time on and after the date hereof, Seller and CWI shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

10.1.10 Resignation of Escrow Agent.  Escrow Agent may resign at any time as Escrow Agent hereunder upon giving five (5) days’ prior written notice to that effect to both Seller and CWI.  In such event, the successor Escrow Agent shall be a nationally recognized title insurance company or other person acceptable to both Seller and CWI.  Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Good Faith Deposit (including all interest thereon) held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement.  If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed, provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order.  If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as Escrow Agent may apply to any court of competent jurisdiction for the appointment of a successor Escrow Agent.

10.1.11 Survival.  The provisions of this ARTICLE 10 shall survive the Closing or any termination of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement For Sale and Purchase of Hotel to be duly executed as of the date first above written.

SELLER:	NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

	By:	Schaedle Worthington Hyde Properties, L.P., a Delaware limited partnership, its Managing Member

		By:	Pittco Holdings, Inc., a Delaware corporation, its General Partner

			By:	/s/ Robert W. Worthington
Name: Robert W. Worthington
Title: Vice President

CWI:	CWI NASHVILLE DOWNTOWN HOTEL, LLC,
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President

JOINDER OF ESCROW AGENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, First American Title Insurance Company, a Nebraska corporation hereby joins in this Agreement solely to acknowledge its agreement to be bound by the terms and conditions set forth in this Agreement.

AGREED AND ACCEPTED THIS ____ DAY OF FEBRUARY, 2015.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT “A”

DEFINITIONS

“Acceleration Notice” shall have the meaning set forth in Section 2.7.2.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel prior to Closing, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel prior to Closing, but expressly excluding all items of income otherwise prorated pursuant to Section 4.2.

“Action” means any action, suit, Proceeding, arbitration or investigation by or before any Governmental Authority.

“Additional Deposit” shall have the meaning set forth in Section 2.8.2.

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by or under common control with such Person or entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person or entity, or the power to veto major policy decisions of such Person or entity, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, Carey, CWII and WCP or any entity managed or advised by Carey, CWII or WCP or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Approved Liabilities” shall have the meaning set forth in Section 3.1.2.

“Assumed Indebtedness” shall have the meaning set forth in Section 2.13.1.

“Assumption Election” shall have the meaning set forth in Section 2.13.2.

“Audit Representation Letter” shall have the meaning set forth in Section 3.6.

“Beer License” means the Permits or the issuance of new licenses and permits required for the sale and service of beer at the Hotel.

“Bookings” shall have the meaning set forth in Section 2.1.16.

“Books and Records” shall have the meaning set forth in Section 2.1.12.

Exhibit “A”-1

“Broker” means Hodges Ward Elliott.

“Business” means the lodging business and all activities related thereto conducted at the Real Property, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, food service, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property, and (v) the payment of Taxes.

“Carey” means W.P. Carey Inc, a Delaware corporation.

“Closing” shall have the meaning set forth in Section 2.7.1.

“Closing Certificate” means a certificate of the Seller, dated the Closing Date, substantially in the form of Exhibit “N” attached hereto.

“Closing Date” shall have the meaning set forth in Section 2.7.1.

“Closing Statement” shall have the meaning set forth in Section 4.2.1(b).

“CMP” shall have the meaning set forth in Section 4.2.2(f).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Cut-Off Time” shall have the meaning set forth in Section 4.2.1.

“CWI” shall have the meaning set forth in the Preamble.

“CWI Default” shall have the meaning set forth in Section 5.1.

“CWI Indemnitees” means CWI and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“CWI Termination Notice” shall have the meaning set forth in Section 2.7.1.

“CWII” means Carey Watermark Investors Incorporated, a Delaware corporation.

“Designated Courts” shall have the meaning set forth in Section 7.2.

“Disputed Amounts” shall have the meaning set forth in Section 4.9.

“Due Diligence Materials” shall have the meaning set forth in Section 2.8.1.

“Due Diligence Period” shall have the meaning set forth in Section 2.8.1.

Exhibit “A”-2

“Effective Date” shall have the meaning set forth in the Preamble.

“Employees” shall have the meaning set forth in Section 2.4.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract (whether oral or written) between the Hotel Manager and any current or former employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a current or former employee which is terminable “at will” without any obligation on the part of Hotel Manager, Seller or its Subsidiaries or Affiliates to make any payments or provide any benefits in connection with such termination.

“Engaged Persons” shall have the meaning set forth in Section 9.18.

“Environmental Laws” means all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials) and the Puerto Rico Environmental Public Policy Act, 12 L.P.R.A. Sec. 8001, et seq., and the rules and regulations promulgated thereunder; any state, or local counterparts or equivalents, in each case as amended from time to time.

“Environmental Reports” means all environmental site assessments with respect to the Property made available by Seller to CWI or obtained by CWI and made available to Seller.

“Equipment Leases” shall have the meaning set forth in Section 2.1.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Escrow Agent” shall have the meaning set forth in Section 2.8.2.

“Excluded Liabilities”  means any lien, encumbrance, liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or

Exhibit “A”-3

unknown, with respect to the Hotel (to the extent accrued as of the Closing whether known to have existed by Seller at the Closing or otherwise and whether constituting a breach of any representation or warranty by Seller set forth in this Agreement or not, including, without limitation, any and all obligations and liabilities that are known to Seller as of the Closing or become known to Seller after the Closing for acts or omissions (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred prior to the Closing (whether known to have existed at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations):  (i) indebtedness, obligations and guarantees that accrued prior to Closing other than the Assumed Indebtedness to the extent assumed by CWI; (ii) any and all accounts payable or other trade payables that accrued prior to Closing not prorated pursuant to this Agreement; (iii) monetary title encumbrances not included in Permitted Exceptions which exist as of the Closing (to the extent not otherwise insured against in the Title Policy); (iv) obligations or liabilities relating to acts or omissions of Seller or any of its respective Affiliates occurring prior to the Closing or resulting from events occurring prior to Closing; (v) to the extent accrued prior to Closing, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, additions to tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable Law); (vi) any claim, Liabilities or obligation under the Hotel Management Agreement not otherwise the responsibility of CWI under this Agreement, including, without limitation any indemnification claims under the Hotel Management Agreement, in each case to the extent that the same accrued or relates to an event which occurred prior to Closing; (vii) [RESERVED]; (viii) liability incurred or accrued prior to the Closing for any workers’ compensation premiums or claims pertaining to periods prior to the Closing or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously existing injury or disease; (ix) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws; (x) except as otherwise provided in Section 4.7 of this Agreement, liabilities or obligations of Seller or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein; (xi) liabilities relating to or arising from any contracts between Seller and any of its Affiliates; (xii) [RESERVED]; (xiii) [RESERVED]; (xiv) [RESERVED]; (xv) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement and held by Seller from tenants of the Hotel with leases in effect as of the Closing; (xvi) any liability or obligation for advance bookings if any deposits related thereto are not prorated pursuant to this Agreement; (xvii) any outstanding gift certificates, gift cards and other such items that allow third parties to use rooms and other items at no charge or at discounted rates that accrued prior to Closing and not prorated pursuant to this Agreement; (xviii) to the extent accrued prior to Closing, any liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Hotel or the services were rendered prior to or at the Closing; (xix) to the

Exhibit “A”-4

extent accrued prior to Closing, all liability for Seller’s purchase money obligations whether structured as debt, lease or otherwise; and (xx) all liabilities or obligations for due bill contracts or other “trade out” liabilities that accrued prior to Closing.

“Excluded Property” shall have the meaning set forth in Section 2.2.

“Existing Management Agreement” means that certain Management Agreement dated October 8, 1996, by and between Seller and Hotel Manager, as amended.

“Existing Management Agreement Termination” shall have the meaning set forth in Section 6.1.79.

“Existing Survey” shall mean that certain ALTA/ACSM Land Title Survey of the Real Property, prepared by Barge Waggoner Sumner & Cannon, Inc., Judy L. Judson, RLS No. 1935, Job No. 35091-00, dated February 4, 2004, and last revised April 19, 2011.

“Expert” shall mean an independent, nationally (U.S.) recognized consulting firm or individual with expertise in the operation of hotel, resorts and restaurants facilities who is qualified to resolve the issue in question, and who is appointed in each instance pursuant to and in accordance with Section 4.9.

“F&B” shall have the meaning set forth in Section 2.1.6.

“FF&E” shall have the meaning set forth in Section 2.1.3.

“Financial Statements” shall have the meaning set forth in Section 3.1.22.

“Franchisor” means Marriott International, Inc., a Delaware corporation.

“Good Faith Deposit” shall have the meaning set forth in Section 2.8.2.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold,

Exhibit “A”-5

mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

“Holdback” shall have the meaning set forth in Section 5.6.

“Holdback Escrow Agreement” shall have the meaning set forth in Section 5.6.

“Hotel” shall have the meaning set forth in the Recitals.

“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller, Hotel Manager or their respective Affiliates, or in any database of Hotel Manager to which Seller, Hotel Manager or their Affiliates have access, whether obtained or derived by Seller, Hotel Manager or their Affiliates from:  (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property owned, leased, operated, licensed or franchised by Seller or its Affiliates, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases, including any Hotel Manager brand websites or central reservations databases.

“Hotel Manager” shall mean Courtyard Management Corporation, a Delaware corporation.

“Hotel Manager Purchase Waiver” shall have the meaning set forth in Section 3.5(b).

“Improvements” shall have the meaning set forth in Section 2.1.2.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by the Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” shall have the meaning set forth in Section 5.4.3.

“Indemnitor” shall have the meaning set forth in Section 5.4.3.

“Indemnity Obligations” shall have the meaning set forth in Section 5.4.1.

“Initial Deposit” shall have the meaning set forth in Section 2.8.2.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, processes, designs and all documentation relating to any of the foregoing; (ii) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’

Exhibit “A”-6

or moral rights, corresponding thereto throughout the universe; (iii) all computer software not purchased from or licensed by a third party to Seller, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (iv) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing; (v) all Internet domain names; (vi) with respect to all of the foregoing, all rights, benefits, privileges, causes of action and remedies, including the right to bring an Action in law for infringement or other impairment of rights, benefits or privileges, including the right to receive and retain damages, proceeds or any other legal or equitable protections; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the universe.

“Interim Beverage Agreement” shall have the meaning set forth in Section 3.7.2.

“IT Systems” shall have the meaning set forth in Section 2.1.5.

“Land” shall have the meaning set forth in Section 2.1.1.

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action of any applicable Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1.8.

“Lender” shall have the meaning set forth in Section 2.13.1

“Lender Approval” shall have the meaning set forth in Section 2.13.3.

“Liabilities” means any liability, obligation, damage, loss, diminution in value, cost, expense, penalty, fine or interest charge of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Liquor Inventory” means all wine, beer, spirits and other alcoholic beverages located at the Hotel as of the date hereof, with such additions and deletions as may hereafter occur or may have previously occurred in the ordinary course of business.

“Liquor License” means the Permits or the issuance of new licenses and permits required for the sale and service of liquor at the Hotel.

“Liquor Licensee” shall have the meaning set forth in Section 3.7.2.

“Loan” shall have the meaning set forth in Section 2.13.1.

“Loan Assumption Agreement” shall have the meaning set forth in Section 2.13.4(a).

“Loan Documents” shall have the meaning set forth in Section 2.13.1.

Exhibit “A”-7

“Manager Proprietary Marks” shall have the meaning set forth in Section 2.2.2.

“Manager Proprietary Property” shall have the meaning set forth in Section 2.2.2.

“Material Agreement” shall have the meaning set forth in Section 3.1.9.

“Material Damage” means damage that is reasonably estimated to cost in excess of Five Hundred Thousand Dollars ($500,000) to repair.

“Material Taking” means the permanent taking, or temporary taking of such portion of the Property (or access thereto) that includes any portion of the Hotel, or results in a taking of any of the portion of the Land that is reasonably likely to interfere in more than a de minimis manner in the operation of the Hotel.

“Mortgage” shall have the meaning set forth in Section 2.13.1.

“New Survey Defect” shall have the meaning set forth in Section 2.9.3(c).

“New Title and Survey Election Notice” shall have the meaning set forth in Section 2.9.3(c).

“New Title and Survey Objection Notice” shall have the meaning set forth in Section 2.9.3(c).

“New Title and Survey Response Notice” shall have the meaning set forth in Section 2.9.3(c).

“New Title Exception” shall have the meaning set forth in Section 2.9.3(c).

“Operating Agreements” shall have the meaning set forth in Section 2.1.10.

“Parking Agreement Consent and Estoppel” shall have the meaning set forth in Section 6.1.7.

“Parking Landlord” shall mean Printer’s Alley Garage, LLC.

“Parking Lease” shall mean (i) that certain Real Estate Lease Agreement dated November 1, 1996 by and between PAG Partners, L.P., as lessor, and Coastal Development Company of Tennessee, LLC (“Coastal”) , as lessee, as assigned by Coastal to Seller pursuant to Assignment dated January 31, 1997, and as assigned by PAG Partners, L.P. to Parking Landlord, pursuant to Assignment and Assumption Agreement dated July 1, 1998 and (ii) that certain Real Estate Lease Agreement dated November 19, 2013 by and between Parking Landlord, as lessor, and Seller, as lessee, which leases cover parking spaces in the Printers Alley Garage located at 314 Church Street, Nashville, Tennessee.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 2.1.11.

Exhibit “A”-8

“Permitted Exceptions” shall have the meaning set forth in Section 2.9.3(a).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, organization, trust, union, association or Governmental Authority.

“Personal Guaranty” shall have the meaning set forth in Section 5.6.

“Personal Property” means all Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 2.1.13.

“Preliminary Closing Statement” shall have the meaning set forth in Section 4.2.1(a).

“Pro Forma Title Policy” shall have the meaning set forth in Section 2.9.3(a).

“Proceeding” shall have the meaning set forth in Section 5.4.2.

“Promissory Note” shall have the meaning set forth in Section 2.13.1.

“Property” shall have the meaning set forth in Section 2.1.

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Real Property” shall have the meaning set forth in Section 2.1.2.

“Redevelopment Estoppel” shall have the meaning set forth in Section 6.1.13(n).

“Renovations Credit” shall have the meaning set forth in Section 6.1.10.

“Renovations Credit Cap” shall have the meaning set forth in Section 6.1.10.

“Renovations Plan” shall have the meaning set forth in Section 6.1.10.

“Renovation Work” shall have the meaning set forth in Section 6.1.10.

“Retail Merchandise” shall have the meaning set forth in Section 2.1.7.

“Rooms Ledger” shall have the meaning set forth in Section 4.2.2(f).

“Rules” shall have the meaning set forth in Section 4.9.

“Sales Taxes” means all sales and use taxes required to be paid or collected by Seller in connection with the ownership and operation of the Hotel.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 5.4.2.

Exhibit “A”-9

“Seller’s Representations” shall have the meaning set forth in Section 5.4.1(b).

“Subsidiary” or “Subsidiaries” shall mean any Person in which another Person, directly or indirectly through subsidiaries or otherwise, beneficially owns either (i) more than fifty percent (50%) of either the equity interests in; or (ii) any of the voting control of, such Person.

“Supplies” shall have the meaning set forth in Section 2.1.4.

“Survey” shall have the meaning set forth in Section 2.9.2.

“Survey Defects” shall have the meaning set forth in Section 2.9.3.

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Title and Survey Review Period” shall have the meaning set forth in Section 2.9.3a).

“Title and Survey Side Letter” shall have the meaning set forth in Section 2.9.3(a).

“Title Commitment” shall have the meaning set forth in Section 2.9.1.

“Title Company” shall have the meaning set forth in Section 2.9.1.

“Title Endorsements” shall have the meaning set forth in Section 2.9.4.

“Title Exceptions” shall have the meaning set forth in Section 2.9.3.

“Title Policy” shall have the meaning set forth in Section 2.9.4.

“Trade Payables” shall have the meaning set forth in Section 4.2.4.

“Transfer Taxes” shall have the meaning set forth in Section 4.1.

Exhibit “A”-10

“Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 11th Revised Edition, 2014).

“Unpermitted Exceptions” shall have the meaning set forth in Section 2.9.3(b).

“Warranties” shall have the meaning set forth in Section 2.1.15.

“WCP” means Watermark Capital Partners, LLC, a Delaware limited liability company.

Exhibit “A”-11

EXHIBIT “B”

LEGAL DESCRIPTION

Being a parcel of land in Nashville, First Civil District, Sixth Councilmanic District, Davidson County, Tennessee, located in the southeasterly quadrant of the intersection of Fourth Avenue North, and Church Street, being a part of Lot 54 as shown on the Plan of the Original Town of Nashville, not of record, and being more particularly described as follows:

Beginning at the point of intersection of the southerly right-of-way line of Church Street and the easterly right-of-way line of Fourth Avenue North:

Thence with said southerly right-of-way line, North 62º 15’ 07” East, 173.06 feet to the point of intersection with the westerly right-of-way line of Printer’s Alley;

Thence with said right-of-way, South 27 º 09’ 33” East, 105.25 feet to a point;

Thence leaving said right-of-way with the northerly line of Alley No. 17, South 62 º 19’ 53” West, 173.03 feet to a point in the easterly right-of-way of Fourth Avenue North.

Thence with said right-of-way, North 27 º 10’ 27” West, 105.01 feet to the point of beginning.

Containing 18,191 square feet or 0.42 acre, more or less.

Exhibit “B”-1

EXHIBIT “C”

DUE DILIGENCE DOCUMENTS

DESCRIPTION
1	Annual P&Ls with departmental details for period of ownership through December 2013
2	Monthly P&Ls with departmental details for each month 2012, 2013 & 2014
2A	December 2014 P&L
3	Marriott monthly reporting packages 2014
4	Monthly spread of 2014 P&Ls (actuals thru Dec)
5	2014 Monthly Operating Budget with departmental details
6	2015 Monthly Operating Budget with departmental details
7	Copies of the 2014 and 2015 marketing plans
8	Most recent group bookings pace report
9	Latest available accounts payable aging report
10	Year-end 2013 and most recent balance sheets
11	STAR Reports 12-08, 12-09, 12-10, 12-11, 12-12, 12-13 and each month of 2014
12	Real and personal property tax bills for 2010, 2011, 2012, 2013 & 2014
13	Copies of any open property tax appeals that have been prepared or filed
14	Most recent Personal Property Schedule filed with assessor
15	Loss runs for all insurance coverages for the past 3 years
16	List of all vehicles including: year, make, model, VIN #, cost new, # of passengers, vehicle use (used by manager, transport, laundry, transport guests, etc.)
17	Copies of all service contracts
18	Copies of all equipment/capital leases
19	Copies of all permits & licenses

Exhibit “C”-1

20	Copies of all leases
21	Copies of any other material agreements (i.e., associations, easements, etc.)
22	Copies of most recent health, fire, building and elevator inspection reports
23	Copies of all environmental reports
24	Copies of all engineering reports
25	Seller’s current title report
26	Survey and legal description
27	Latest zoning report
28	Construction plans including (i) achitectural plans (floor plans & elevations), (ii) structural plans, and (iii) mechanical/MEP plans
29	Capital expenditures for past 5 years
30	2015 Capital Expenditures Budget
31	Long term capital plan from Marriott
32	Rooms renovation - scope / budget / timeline / plans and specifications / MIDCS Renovation Agreement / GC agreement / Design agreement / agreemements with any other service providers
33	Confirm approximate gross building SF
34	Current levels of inventories including F&B, linen, china, glass, silver, and OS&E
35	Organizational chart showing executive committee members, managers, supervisors, and all personnel in A&G, sales & marketing and engineering departments
36	Employee census listing all employees by corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments
37

A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution, and the claims experience for the last three years.

Exhibit “C”-2

38	A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years.
39	Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information.
40	Market segmentation reports for 2012, 2013 and YTD 2014
41	List of top 10 customers based on room nights or revenue for 2012, 2013 and YTD 2014
42	Copy of two most recent Quality Assurance reports
43	YE 2012, YE 2013 and most recent 2014 guest satisfaction and employee satisfaction scores
44	Any available Hi-Resolution Photos of the property
45	Management Agreement, including all exhibits, any amendments, and related agreements
46	Calculation and reconciliation of Incentive Management Fess for 2012, 2013 and 2014
47	Complete set of existing MetLife loan documents
48	Parking lease agreement, inclduing any exhibits and amendments.
49	Parking - who operates the parking? If 3rd party, provide related agreement.
50	Annual parking statistics, daily usage averages, and any other parking studies

NOI REVIEW
DESCRIPTION
51	Provide the latest available balance sheet (11/30/2014), the balance sheet 12 months prior (11/30/2013) and provide detail relating to deferred revenue and expenses.
52	Latest available aged receivables report - City and Guest Ledger
53	Depository bank statements for the latest twelve-month period available reconciled to total revenue for the same period as reflected in the operating statements.

Exhibit “C”-3

54	The monthly state Property and occupancy tax report for each for the latest twelve-month period
55	Copies of monthly invoices, or other supporting documentation from Manager, detailing revenues for the latest twelve-month period
56	List of all non-recurring, non-operating or extraordinary expense items over $10,000 for 2012, 2013 and YTD 2014
57

If prepared by ADP (or another payroll processing firm), provide the quarterly federal and state payroll tax returns for 2013 and YTD 2014, or reconcile the ADP (or another payroll processing firm) reports to the general ledger for the same periods

58	Provide detail relating to intercompany and affiliate transactions for 2013 and YTD 2014
59	Provide a list of expenses reimbursed to the owner/manager for 2013 and YTD 2014
60	Provide the latest available bank statement for restricted cash
61	Breakdown of insurance premiums by coverage type for 2012, 2013 and YTD 2014 (including limits, deductibles and premiums)
62	The monthly state hotel and occupancy tax report for each of the latest twelve-month period (12/1/2013 - 11/30/2014)
63	Copy of insurance premiums for 2013 and 2014 or allocation schedule, if applicable.
64	Copies of monthly sales reports from Franchisor for the latest twelve-month period
65	Provide accounting policy for capitalization of assets and related accounting policies including basis of accounting (i.e. GAAP or Tax) and threshold for capitalization (i.e. > $1,000).

Exhibit “C”-4

EXHIBIT “D”

[RESERVED]

Exhibit “D”-1

EXHIBIT “E”

DOCUMENTS AND FINANCIAL INFORMATION REQUIRED BY MCGLADREY

EXAMPLE AUDIT REQUEST MATERIALS

Internal Controls

1)           Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc.) in place during the periods under audit

2)           Narrative for the night auditor packet process

3)           Availability of night audit packets for selection (selections to be made at a later date)

4)           Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery

5)           Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider for the last two years

General

1)           Closed trial balances (in excel) for the years ended 12/31/12, 12/31/13 and 12/31/14

2)           December 2012, 2013 and 2014 Balance Sheets and Statements of Operations (detailed by department)

3)           Complete general ledger detail for the years ended 12/31/13 and 12/31/14

4)           Please provide copies of the following executed agreements or documents (if applicable):

a)            Organization chart

b)           LLC Agreement

c)            Articles of Organization

d)          Management agreement

e)            [reserved]

f)             Loan Agreement, Promissory Note and Guaranties

g)           Other material or significant contracts or agreements relevant to the audit

Cash

1)           Bank reconciliations for all cash accounts as of 12/31/12, 12/31/13 and 12/31/14

2)           Listing of all bank accounts used during the  last three years (including accounts that have been closed), including name of institution and account number

3)           Copies of all December 2012, 2013 and 2014 bank statements

4)           Copies of all January 2013, 2014 and 2015 bank statements

Exhibit “E”-1

5)           Copies of all monthly 2013 and 2014 depository cash account bank statements

6)           Copies of all restricted cash/escrow statements as of 12/31/12, 12/31/13 and 12/31/14 (if applicable)

Notes receivable (if applicable)

1)           Roll-forward of notes receivable during the period under audit detailing beginning balance, advances, repayments and ending balance as of 12/31/14

Revenue and receivables

1)           Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/12, 12/31/13 and 12/31/14

2)           Detail of Reserves for bad debt with explanation of adequacy as of 12/31/12, 12/31/13 and 12/31/14

3)           STAR reports for the last three years

4)           Listing of all sales tax and occupancy tax payments made during 2013 and 2014.  We will request copies of the corresponding tax returns as necessary.

Prepaid expenses

1)           Detail of other assets and prepaids as of 12/31/12, 12/31/13 and 12/31/14 (as they’d appear on the financial statement line item).  Invoice and payment support will be requested after we look at the detail, if necessary.

Investment in hotels

1)           Detail of investment in hotels roll-forward, including listing of all additions and dispositions, for the period from inception through 12/31/14.  We will request check copies and invoices for selected additions.

2)           Depreciation schedules as of 12/31/12, 12/31/13 and 12/31/14 for all fixed assets

3)           Support for the initial purchase (either land or hotel), including the Purchase and Sale agreement and closing escrow statement.  In addition, an appraisal, if any, supporting the original purchase price or lender’s loan to value.

4)           ASC 805 (formerly FAS 141R) purchase price allocation from the original purchase of the hotel (if the hotel has never been audited).  If the hotel has never been audited and there was significant renovation work completed since inception, we will need details of all construction costs, if applicable.

Deferred loan costs, franchise fees or any other deferred charges

1)           Roll-forward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance, amortization, disposals and ending balance as 12/31/14.  We will request additional support for significant additions (if applicable).

Exhibit “E”-2

Accounts payable and accrued expenses

1)           Accounts payable aging detail as of 12/31/12, 12/31/13 and 12/31/14.

2)           Advance deposit ledger as of 12/31/12, 12/31/13 and 12/31/14.

3)           Reconciliations of accrued expense accounts as of 12/31/12, 12/31/13 and 12/31/14, including accrued vacation, accrued payroll, accrued other, etc.

4)           Check register detail for the periods 1/1/13 – 2/28/13, 1/1/14 – 2/28/14 and 1/1/15 – 2/28/15.  We will request invoices for selected items and may be required to update testing throughout the audit.

5)           Copies of December 2013 and 2014 sales tax and occupancy tax returns

Long-Term Debt (if applicable)

1)           Roll-forward of notes payable from the beginning balance, advances, repayments and ending balance as of 12/31/14.

2)           Loan confirmation forms for all loans held in the last three years sent back to McGladrey for independent mailing – templates to be provided.

Members’ Equity

1)           Roll forward schedule for equity detailing contributions, distributions, income/loss, and other activity from inception to 12/31/14

2)           Schedule/detail of contributions and distributions that occurred during 2013 and 2014.  If applicable, please provide check copies or wire transfer statements so that we can verify the material owner contributions/distributions.  We will make selections for the material contributions/distributions.

Profit and Loss

1)           Copies of all legal invoices paid during the years ending 12/31/13 and 12/31/14.  From this detail, we will select which legal firms to send confirmations to, if deemed necessary.

2)           Reconciliation for the report from the payroll service provider to the trial balance for the years ending 12/31/13 and 12/31/14

3)           Calculation of the management fees and asset management fees paid for the years ended 12/31/13 and 12/31/14.

4)           Copies of all real estate tax bills paid during 2013 and 2014.

NOTE:

Where possible, please provide the requested information in an electronic format.  Also, please note there will be additional requests as we progress through the audit as this is not an all-inclusive list.

Exhibit “E”-3

The listing is not all inclusive.  Additional requests will be made after reviewing detail.  There will be additional requests if the hotels have never been audited and/or the records were kept on a basis other than GAAP (cash or tax basis).

Exhibit “E”-4

EXHIBIT “F”

FORM OF AUDIT REPRESENTATION LETTER

FORM OF AUDIT REPRESENTATION LETTER

[LETTER DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the financial statements of [COMPANY NAME] (the Company) which comprise the balance sheets as of December 31, 2014 and 2013 and the related statements of income, changes in members’ equity and cash flows and the related notes to the financial statements for the years then ended. We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits:

Financial Statements

1.             We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with accounting principles generally accepted in the United States of America.

2.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3.             We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4.             Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable.

5.             Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6.             We are not aware of any uncorrected misstatements in the accounting records underlying the financial statements.

7.             The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8.             The following have been properly recorded and/or disclosed in the financial statements:

a.             Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

b.            All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification. Significant estimates are estimates at the balance sheet date that could

Exhibit “F”-1

change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

c.             Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

Information Provided

9.             We have provided you with:

a.             Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters;

b.            Additional information that you have requested from us for the purpose of the audit;

c.             Unrestricted access to persons within the Company from whom you determined it necessary to obtain audit evidence.

10.      All material transactions have been recorded in the accounting records and are reflected in the financial statements.

11.      We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

12.      We have no knowledge of allegations of fraud or suspected fraud, affecting the Company’s financial statements involving:

a.             Management.

b.            Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

13.      We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

14.      We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

15.      We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

16.      We have disclosed to you the identity of the Company’s related parties and all the related-party relationships and transactions of which we are aware.

17.      We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

18.      There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

19.      We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

20.      We are responsible for making the accounting estimates included in the financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take. In that regard, we believe:

Exhibit “F”-2

a.             Adequate provisions have been made to reduce receivables to their estimated net collectible amounts, if necessary.

b.            The methodology used to allocate the initial purchase price allocation is reasonable and appropriate based on the information available.

21.      We are not aware of:

a.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency. In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

b.            Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

22.      There are No:

a.             Guarantees, whether written or oral, under which the Company is contingently liable.

b.            Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

c.             Lines of credit or similar arrangements.

d.            Agreements to repurchase assets previously sold.

e.             Other liens or encumbrances on assets and all other pledges of assets.

f.               Investments in debt and equity securities.

g.            Liabilities that are subordinated to any other actual or possible liabilities of the Company.

h.             Derivative financial instruments.

i.                 Minutes of the meetings of directors and/or committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

23.      We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Tax Topic of the FASB Accounting Standards Codification and determined that there are no current and deferred assets and liabilities related to the accounting for income taxes.

24.      The Company has satisfactory title to all owned assets.

25.      We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

26.      We agree with the findings of specialists in determining the initial purchase price allocation.  We have adequately considered the qualifications of the specialists in determining the amounts and disclosures used in the financial statements and underlying accounting records. We did not give or cause any instructions to be given to specialists with respect to the values or amounts derived in an attempt to bias their work, and we are not otherwise aware of any matters that have had an impact on the independence or objectivity of the specialists.

27.      We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [LETTER DATE], have been recognized or disclosed in the financial statements. No events or transactions other than those disclosed in the financial statements have occurred subsequent to the balance sheet date and through [LETTER DATE] that would require recognition or disclosure in the financial statements. We further represent that as of [LETTER DATE], the financial statements were complete in a form and format that complied with accounting principles

Exhibit “F”-3

generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

28.      During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[COMPANY NAME]

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

Exhibit “F”-4

EXHIBIT “G”

INTERIM BEVERAGE AGREEMENT

INTERIM BEVERAGE MANAGEMENT AGREEMENT

THIS INTERIM BEVERAGE MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into on [•], 2015 (the “Effective Date”), by and among _______________________ (“Licensee”), and ___________________________ (“Agent”).

W I T N E S S E T H :

WHEREAS, Licensee is the holder of the liquor licenses listed on the attached Exhibit A (collectively, the “Liquor Licenses”) issued by the _____________________________________ (together, the “Governing Authorities”) which Liquor Licenses are necessary to sell alcoholic beverages at that certain hotel known as “_______________” (the “Hotel”) located at ________________________ (the “Premises”);

WHEREAS, CWI Nashville Downtown Hotel, LLC, a Delaware limited liability company (“Owner”), is the owner of the Hotel and the Premises and has leased its rights to the Hotel and the Premises to Nashville Downtown Hotel Operator Inc., a Delaware corporation (“Operator”), pursuant to that certain Operating Lease Agreement dated as of the date hereof by and between Owner and Operator (the “Operating Lease”);

WHEREAS, Operator has engaged Agent to operate, lease and manage the Hotel and the Premises on behalf of Operator in accordance with the terms of that certain Management Agreement dated as of the date hereof (the “Management Agreement”);

WHEREAS, as part of Agent’s obligations under the Management Agreement, Agent is responsible to operate all sales of alcoholic beverages within the Hotel under the Liquor Licenses (“Beverage Operations”);

WHEREAS, the parties to this Agreement desire to cooperate in making certain that the operation of the Hotel continues in a professional and orderly fashion during the transition of management, and the transfer and acquisition of liquor and various other licenses necessary for Agent to perform the Beverage Operations, such licenses to be acquired by or transferred to Agent and/or its designee (including temporary licenses) shall hereinafter be referred to as the “New Liquor Licenses”; and

WHEREAS, Agent desires that Licensee provide certain services with respect to the Beverage Operations until such time as the New Liquor Licenses are issued;

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Exhibit “G”-1

A G R E E M E N T :

1.                                    Recitals.  Recitals set forth above are incorporated into and made a part of this Agreement as if fully set forth herein.

2.                                    Appointment of Licensee.  Licensee shall maintain and renew all local and state licenses and permits necessary under all applicable laws to perform Beverage Operations at the Hotel during the period set forth in Section 5.  Agent hereby engages Licensee as the exclusive operator of the Beverage Operations upon the terms and conditions and subject to the limitations on Agent’s authority contained herein, and, subject to the foregoing, Licensee shall have exclusive control over all activities of the Hotel relating to the Beverage Operations.  Licensee shall use all commercially reasonable efforts to ensure that the Property complies with all federal, state and local laws (collectively, “Legal Requirements”) concerning the purchase, storage, distribution, possession, transportation and sale of beer and alcoholic beverages, and shall be responsible for any and all citations arising therefrom.. Without limiting the generality of Licensee’s responsibilities, Licensee shall be responsible to Agent for violations of any local, county or municipal ordinances or any Tennessee state laws, rules or regulations relating to service and sale of alcoholic beverages, including, without limitation, any rules or regulations promulgated by the Governing Authorities, and any and all other applicable laws, ordinances, and/or regulations, including, without limitation, the payment of any and all taxes due any applicable taxing authority in connection with beverage alcohol sales or occupation taxes, during the term of this Agreement (all of which are included in the term “Legal Requirements”).  Licensee acknowledges and agrees that it shall be responsible for violations of or amounts owing under the Legal Requirements incurred prior to the Effective Date.

3.                                    No Transfer. Nothing in this Agreement shall be deemed to be a transfer of the Liquor Licenses unless and until New Liquor Licenses are issued in the name of Agent or its designee. Notwithstanding the foregoing, Agent agrees (i) to reimburse Licensee for all applicable annual license fees and/or license renewal fees due to the licensing authorities after the Effective Date in connection with the maintenance of the Liquor Licenses, plus reasonable attorneys’ fees and expenses incurred in connection therewith, and (ii) to provide all funds necessary to maintain the Liquor Licenses in full force and effect.

4.                                    Wholesalers.  All alcoholic beverages to be sold on the Premises shall be purchased from duly licensed distributors and shall be purchased by Licensee on behalf of the Agent, but at the sole expense of Agent.  Agent shall make no purchases for the Hotel except through Licensee.  Without limiting any other term of this Agreement, Agent agrees to pay for all such alcoholic beverages.  All such purchases shall be made in accordance with the Legal Requirements.

5.                                    Term.  This Agreement shall continue in full force and effect until the earliest of (i) Agent’s or its designee’s receipt of the New Liquor Licenses for the Hotel; and (ii) one hundred twenty (120) days from the Effective Date (the “Term”).  Agent shall, at its sole cost and expense, continuously and diligently pursue the approval or issuance of the New

Exhibit “G”-2

Liquor Licenses using its best efforts.  Licensee shall cooperate with Agent to secure the approval of the issuance of the New Liquor Licenses, including execution of any document reasonably required therefore at no cost, expense, or liability to Licensee. Except as otherwise provided herein, Licensee shall not, prior to the issuance of New Liquor Licenses, relinquish or give up the Liquor Licenses or do or omit to do anything that would cause a suspension, revocation, non-renewal, or termination of the Liquor Licenses, unless otherwise caused by Agent or required by the Governing Authorities.

6.                                    Consideration.  As compensation for the performance of Licensee’s obligations hereunder, Agent shall pay to Licensee for the period that this Agreement is in effect, a fee of $10.00, the receipt and sufficiency of which are acknowledged.

7.                                    Books and Records.  Licensee shall maintain complete and accurate books of account, and all sales, gross receipts, and tax records and returns for the Beverage Operations of the Business (the “Records”). The Records shall reflect the gross receipts of all alcoholic beverage sales and service charges and all expenses incurred and will be maintained in accordance with:  (a) good accounting and management practices and (b) all applicable federal, state, and local laws and regulations. Upon not less than twenty-four (24) hours’ written notice, Licensee will make the Records available at any time during Licensee’s ordinary business hours to Agent for inspection and audit by Agent, Agent’s agents, or employees.  Licensee will provide, through its own facilities, full payroll and accounting services, including computer services, in accordance with Licensee’s usual accounting procedures.  Such services will include, but not be limited to, the preparation of regular sales and purchase reports, profit and loss statements, and gross receipts tax returns.  Licensee will retain all financial books, accounts, and records of receipts and disbursements.

8.                                    Violations.  In the event that Agent violates (a) any condition of this Agreement other than those related to Legal Requirements, and such violation remains uncured for five (5) days after notice thereof to Agent or (b) any Legal Requirement, (i) after issuance of a final decision is either not appealed or is upheld on appeal or (ii) upon the issuance of a second citation alleging a violation of any Legal Requirement prior to a finding as per subparagraph (b)(i) hereof, where there is a finding of the applicable authority adverse to Agent or Licensee, Licensee shall have the right to cancel the Liquor Licenses and terminate this Agreement immediately after five (5) days’ notice to Agent, provided that, if a violation of subparagraph (b)(i) hereof can be cured by payment of a fine or otherwise, Licensee shall not cancel the Liquor Licenses and terminate this Agreement if Agent cures such violation within the earlier to occur of (A) the time required by law or (B) ten (10) days after such decision is upheld on appeal or, if no appeal is filed, the last day permitted for filing an appeal. In connection with Licensee’s right to cancel the Liquor Licenses and terminate this Agreement pursuant to this Section 8, Licensee shall (x) surrender a copy of the Liquor Licenses, (y) notify the Governing Authorities that it is surrendering the Liquor Licenses and desires that they be cancelled, and/or (z) take such other action with respect to the Governing Authorities as it shall determine to effect and confirm the cancellation of the Liquor Licenses, as if it had actually surrendered the original Liquor Licenses. Notwithstanding the foregoing, in the event of the cancellation

Exhibit “G”-3

of the Liquor Licenses, Agent shall promptly deliver the Liquor Licenses to Licensee or to the Governing Authorities in accordance with the Legal Requirements.

9.                                    Maintenance of Insurance; Indemnity.

9.1.                        During the term of this Agreement, Agent agrees to maintain, or cause Owner or Operator to maintain on its behalf, a policy of general liability insurance, including liquor liability coverage, on an occurrence basis, with liability limits equal to the greater of $1,000,000 per occurrence, and $2,000,000 in the aggregate.  Such policies shall name Licensee, and Licensee’s employees, independent contractors and agents as additional insureds, shall include coverage for damages arising out of the acts of Licensee and Licensee’s employees independent contractors and agents, and shall provide that such policy is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Licensee and the employees, independent contractors and agents.

9.2.                        The policies of insurance maintained by Agent shall not be cancelable during the Term.

9.3.                        Agent shall cause all policies of insurance maintained pursuant to the terms hereof to provide that the insurance company will have no right to subrogation against Licensee, or any of Licensee’s agents or employees or affiliates.

9.4.                        Agent, and Agent will require that Owner and Operator, shall, indemnify, defend, and hold Licensee and its agents, partners, employees, subsidiaries, parents and affiliates (“Licensee’s Agents”) harmless from any and all liabilities, damages, claims, costs, penalties, citations, enforcement actions, losses, or expenses (including reasonable attorneys’ fees and expenses) incurred by Licensee’s Agents in connection with this Agreement or the Beverage Operations from and after the date hereof, except for matters that arise due to the gross negligence or willful misconduct of Licensee.  Agent, and accordingly Owner and Operator, hereby acknowledge and agree that Licensee shall have no liability for, and the foregoing indemnity shall expressly apply to, without limitation, any liabilities, damages, claims, costs, penalties, citations, enforcement actions, losses, or expenses arising out of the acts or omissions of Agent, or its designee, and that the acts and omissions of Agent and/or its designee shall not be imputed to or upon Licensee, by reason of their status as agent or subagent of Licensee or otherwise.  Agent hereby waives any claim or defense of imputed liability against Licensee for the act or omissions of Agent or its designee.

10.                            Notices.  Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or delivered by reputable overnight delivery service with proof of delivery or mailed by registered or certified mail, return receipt requested, addressed (i) if to Licensee, at c/o ___________________________________, Attn: ____________________, with a copy to ________________________, Attn:  ____________________; and (ii) if to Agent, at c/o ___________________, Attn: _________________, with a copy to ______________________, Attn:

Exhibit “G”-4

________________, or to such other addresses as Licensee or Agent shall designate in the manner herein provided, with copies to Owner and Operator pursuant to the terms of the Management Agreement and the Operating Lease, respectively.

11.                            Notice of License Violations.  The parties within five (5) business days of receipt shall provide all other parties with copies of any and all written notices, claims, or demands arising out of or concerning the Liquor Licenses or the Beverage Operations. In the event that any party otherwise becomes aware of any notice, claim, or demand, such party shall provide the other parties with written notification of the same within five (5) business days. In matters of a serious nature, such party shall first telephone the other parties, advise them of the same, and then confirm the same in writing within the five (5) business day period as provided herein.

12.                            Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided Agent shall not assign this Agreement without the consent of Licensee except to an affiliate of Agent.

13.                            Multiple Counterparts.  This Agreement may be signed via facsimile or other electronic transmission and in multiple counterparts, each of which shall have equal force and effect.

14.                            Law.  This Agreement shall be governed, construed, and enforced according to the laws of the State of Tennessee (but not including the choice of law rules thereof).

15.                            Severability.  If any portion of this Agreement is determined to be unlawful by the Governing Authorities or by any court of competent jurisdiction, the balance of this Agreement shall remain in full force and effect.

16.                            Relationship of Parties.  Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Licensee and Agent or their respective successors and assigns.

17.                            Modification.  This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by that party’s duly authorized agent.

18.                            Title and Headings.  The titles and headings of sections and subsections of this Agreement are for convenience of reference only and shall not affect the interpretation of the terms hereof. Counsel for all parties participated in the drafting of this Agreement. Consequently, no party shall be deemed the drafter of this Agreement for interpretation and construction purposes.

[Signature page follows]

Exhibit “G”-5

IN WITNESS WHEREOF, Licensee and Agent have duly executed this Agreement as of the day and year first written above.

LICENSEE:	__________________,
a

By:
Name:
Title:

AGENT:	__________________,
a

By:
Name:
Title:

Exhibit “G”-1

ACKNOWLEDGMENT/CONSENT OF OWNER AND OPERATOR

THE UNDERSIGNED OWNER AND OPERATOR HEREBY ACKNOWLEDGE THAT THEY ARE BENEFICIARIES OF, AND CONSENT TO THE TERMS AND CONDITIONS OF, THE FOREGOING AGREEMENT, AND FURTHER AGREE THAT ALL OF OWNER’S AND/OR OPERATOR’S INDEMNITIES AND PROTECTIONS OF, AND OBLIGATIONS TO, AGENT SET FORTH IN THE MANAGEMENT AGREEMENT SHALL PASS THROUGH AND INURE TO THE BENEFIT OF LICENSEE AS WELL, AND SHALL BE ENFORCEABLE BY LICENSEE AGAINST OWNER AND/OR OPERATOR IN ACCORDANCE WITH THEIR TERMS, SUCH THAT LICENSEE WILL BE ENTITLED TO THE BENEFITS THEREOF PURSUANT TO THE FOREGOING AGREEMENT.

OWNER:

CWI NASHVILLE DOWNTOWN HOTEL, LLC,

a Delaware limited liability company

By:
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

OPERATOR:

NASHVILLE DOWNTOWN HOTEL OPERATOR, INC.,
a Delaware corporation

By:
Name: Michael G. Medzigian
Title: President

Exhibit “G”-1

EXHIBIT A

LIQUOR LICENSES

Exhibit “G”-2

EXHIBIT “H”

[RESERVED]

Exhibit “H”-1

EXHIBIT “I”

FORM OF HOLDBACK AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Escrow Agreement”), dated as of [•], 2015, (the “Effective Date”), NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company (“Seller”), and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (“Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS:

WHEREAS, Seller and Buyer entered into that certain Agreement for Sale and Purchase of Hotel, dated as of February [•], 2015 (the “Agreement”).  All initially capitalized terms not otherwise defined in this Escrow Agreement shall have the meaning ascribed to such term in the Agreement.

WHEREAS, pursuant to the Agreement, to secure payment and performance of Seller’s obligations under the Agreement which survive the Closing, including, without limitation, the indemnification obligations (collectively, the “Seller Obligations”) set forth in Section 5.4 of the Agreement, Seller agreed to fund into an escrow account held by Escrow Agent, the sum of One Hundred Thousand Dollars ($100,000) (the “Holdback Amount”).

WHEREAS, Buyer and Seller desire to appoint Escrow Agent as the escrow agent pursuant to this Escrow Agreement, and Escrow Agent is willing to act as escrow agent hereunder.

NOW THEREFORE, in consideration of the covenants and agreements contained in this Escrow Agreement, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
APPOINTMENT OF ESCROW AGENT

1.1                            The parties hereto hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby agrees to serve as escrow agent upon the terms and conditions set forth herein.

ARTICLE II
ESCROW

2.1                            Escrow.  Simultaneously with the execution and delivery of this Escrow Agreement, Seller shall deposit the Holdback Amount with Escrow Agent.  The Holdback Amount, together with the interest thereon, shall be deposited by Escrow Agent into a federally insured, interest bearing account at [___________] (the “Holdback

Exhibit “I”-1

Account”).  Escrow Agent hereby agrees that the Holdback Amount shall not be commingled with any other funds.

2.2                            Appointment of Escrow Agent.  Seller and Buyer hereby appoint Escrow Agent as escrow agent hereunder.  By signing below, Escrow Agent hereby acknowledges its receipt of the Holdback Amount from Seller.  Escrow Agent shall hold, invest and disburse the Holdback Amount in accordance with the terms of this Escrow Agreement, which terms shall include, without limitation, the provisions of Article III below.  Seller and Buyer shall equally share all costs associated with maintaining the Holdback Amount with Escrow Agent.

2.3                            Disbursement of Holdback Amount.

2.3.1                At such time as Buyer asserts, in good faith, a claim for disbursement of funds from the Holdback Account, Buyer shall give written notice thereof (the “Disbursement Request”) to Seller and Escrow Agent.  Any such Disbursement Request shall generally explain the respective Seller Obligations not performed by Seller or otherwise generating Buyer’s claim on the Holdback Amount, contain appropriate supporting documentation with respect thereto, and shall provide Buyer’s calculations of the amount(s) that Buyer is entitled to recover from Seller in connection therewith (the “Claim Amount”).  Seller shall have five (5) business days after receipt of the Disbursement Request to object to the disbursement of the Holdback Amount requested by Buyer by submitting a notice of objection (the “Objection Notice”) to Buyer and Escrow Agent, which objection shall be solely on the grounds that Seller disagrees, in good faith, with Buyer’s entitlement to or calculations of the Claim Amount(s) set forth in the applicable Disbursement Request.  If Seller delivers the Objection Notice within such five (5) business day period, then Section 2.4 hereof shall apply with respect to Escrow Agent’s disbursement of the Holdback Amount.  If Seller does not deliver the Objection Notice to Buyer and Escrow Agent within such five (5) business day period, then Escrow Agent shall disburse the Claim Amount to Buyer in accordance with the Disbursement Request within three (3) Business Days following the expiration of such five (5) business Day period.  Buyer shall have the right to deliver multiple Disbursement Requests and receive multiple disbursements from the Holdback Account.

2.3.2                Notwithstanding any provision of Section 2.3.1 above to the contrary, if Buyer and Seller jointly submit a Disbursement Request with regard to all or any portion of the Holdback Amount, Escrow Agent shall disburse the requested amounts from the Holdback Account within three (3) business days following its receipt of the joint Disbursement Request pursuant to the directions set forth therein.

2.3.3                On the date which is three hundred sixty-five (365) days from the date hereof (the “Release Date”), Escrow Agent shall disburse the entire remaining Holdback Amount held in the Holdback Account to Seller in accordance with instructions provided by Seller; provided that, if prior to the Release Date, Escrow Agent has received one or more Disbursement Requests from Buyer but has not yet released the Claim Amount(s) set forth therein to Buyer, then Escrow Agent shall retain all such Claim

Exhibit “I”-2

Amounts in the Holdback Account and release to Seller the balance of the Holdback Amount, if any.  The Claim Amounts shall be retained in the Holdback Account by Escrow Agent until, with respect to each Claim Amount, (i) the expiration of the five (5) business day period provided in Section 2.3.1 above with respect to a specific Disbursement Request, if no Objection Notice is delivered by Seller to Escrow Agent within such five (5) business day period with respect to such Disbursement Request; (ii) Seller and Buyer resolve any dispute with respect to any Objection Notice which has been timely provided by Seller in accordance with Section 2.3.1 above pursuant to Section 2.4 below and jointly submit a Disbursement Request to Escrow Agent; (iii) Escrow Agent receives a judgment or decision by an Expert authorizing or directing the disbursement or release of escrowed funds from the Holdback Account; or (iv) a Disbursement Request is otherwise jointly submitted by Buyer and Seller to Escrow Agent with respect to such funds.

2.4                            Objection Notice Procedure.  If Seller timely provides an Objection Notice to Buyer and Escrow Agent in accordance with Section 2.3.1 above, the following shall apply:

2.4.1                During the period commencing on the date of Buyer’s receipt of the Objection Notice and continuing through the thirtieth (30th) calendar day thereafter, Seller and Buyer may exchange relevant information regarding the matters at issue in the applicable Disbursement Request and Objection Notice.  If prior to or upon the conclusion of such thirty (30) calendar day period, any portion of the amount reflected in the Objection Notice is not in dispute, Seller and Buyer shall promptly deliver joint instructions to Escrow Agent (i) identifying which items (and their respective portion of the Claim Amount) are not in dispute (the “Approved Amounts”); and (ii) confirming which items (and their respective portion of the Claim Amount) will remain in dispute (the “Disputed Amounts”) subject to the resolution by Buyer and Seller or by an Expert pursuant to Section 2.4.2 below.  Escrow Agent shall, within three (3) business days following Escrow Agent’s receipt of such written agreement, disburse to Buyer such Approved Amounts, without prejudice to the rights of either Seller or Buyer as to the Disputed Amounts and/or the remaining Holdback Amount (if any).

2.4.2                If Seller and Buyer are not able to mutually and consensually resolve Seller’s objection to the Disbursement Request set forth in the Objection Notice by the conclusion of the thirty (30)-day period described in Section 2.4.1 above, either Seller or Buyer may submit such dispute to binding arbitration conducted by an Expert mutually approved by Buyer and Seller, provided that, in the event that the parties are unable to agree upon an Expert within ten (10) business days, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each party shall promptly, and in no event later than seven (7) days  following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by Buyer and Seller to use its best efforts to make a reasoned final written determination within seven (7) days

Exhibit “I”-3

after the parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation.  In rendering its decision and any award with respect to any item, the Expert shall be permitted to choose only between the respective amounts or other position set forth by Buyer or Seller, and shall not be permitted to render a decision that does not conform in all respects with either Buyer’s or Seller’s respective amounts or other relief sought.  No party (or any of their respective affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other party.  As part of the award, the Expert shall designate the party whose position is upheld, and such prevailing Party shall recover from the other party all of its reasonable attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses reasonably incurred in connection with the resolution of the Disputed Amounts.  For purposes of this Escrow Agreement, “Expert” shall mean an independent, nationally (U.S.) recognized consulting firm or individual with expertise in the operation of hotels, resorts and restaurants facilities who is qualified to resolve the issue in question, and who is appointed in each instance pursuant to and in accordance with this Section 2.4.2.

2.4.3                Escrow Agent is expressly authorized and instructed to comply with the final judgment or decision of the Expert, and in the case where Escrow Agent complies with such judgment or decision, it shall not be liable to either Seller or Buyer by reason of such compliance.

ARTICLE III
LIABILITY OF ESCROW AGENT

3.1                            Liability of Escrow Agent.  Escrow Agent shall have no liability or obligation with respect to the Holdback Amount except for Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent’s sole responsibility shall be for the safekeeping, and disbursement of the Holdback Amount in accordance with the terms of this Escrow Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Holdback Amount, any account in which Holdback Amount is deposited, this Escrow Agreement or the Agreement, or to appear in, prosecute or defend any such legal action or proceeding.

Exhibit “I”-4

3.2                            Authorization of Escrow Agent.  The Escrow Agent is authorized and instructed to comply with orders issued or process entered by any court with respect to the Holdback Amount, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Holdback Amount is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

3.3                            Indemnification of Escrow Agent.  From and at all times after the date of this Escrow Agreement, Buyer and Seller shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Seller and Buyer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to the extent having resulted from the gross negligence or willful misconduct of such Indemnified Party.  The obligations of Buyer and Seller under this Section shall survive any termination of this Escrow Agreement.

ARTICLE IV
MISCELLANEOUS

4.1                            Assignment; Successors and Assigns; Third Parties.  Except as otherwise provided herein, neither Buyer nor Seller shall convey, assign or otherwise transfer any of its rights or obligations under this Escrow Agreement without the express written consent of the other party.  Any conveyance, assignment or other transfer of any of Escrow Agent’s rights and obligations under this Escrow Agreement shall require express

Exhibit “I”-5

written consent of both Buyer and Seller.  This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Escrow Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.

4.2                            Entire Agreement.  This Escrow Agreement and the Agreement set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.  In the event of any direct conflict of the terms of this Escrow Agreement with the terms of the Agreement, the terms of the Agreement shall control and prevail.

4.3                            Severability.  If a provision of this Escrow Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Escrow Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Escrow Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

4.4                            Notices.  All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service.  Any notice shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Escrow Agreement:

If to Seller:

Nashville Hotel Group, LLC
c/o Worthington Hyde Partners
3930 East Jones Bridge Road, Suite 145
Norcross, GA 30092
Attention:  Robert W. Worthington
Telephone No.:  (770) 448-8998 x2
Facsimile: (770) 448-3343
Email:  bworthington@worthingtonhyde.com

with a copy to:

Baker Donelson Bearman Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Attention:  Lynn A. Landau
Telephone No.:  (901) 577-2131

Exhibit “I”-6

Facsimile:  (901) 577-0748
Email:  llandau@bakerdonelson.com

If to CWI, then to:

c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Facsimile: 847.482.8696
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride, Esq.
Telephone No.:  213.683.6261
Facsimile: 213.996.3261
Email:  rickkirkbride@paulhastings.com

If to Escrow Agent:

First American Title Insurance Company
633 Third Avenue, 16th Floor
New York, NY 10017
Attention: Jennifer D. Panciera
Email Address:  jpanciera@firstam.com

4.5                            Expenses.  Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Escrow Agreement.

4.6                            Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

4.7                            Execution Counterparts.  This Escrow Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

4.8                            Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

Exhibit “I”-7

4.9                            Attorneys’ Fees.  If any legal action is brought for the enforcement of this Escrow Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (together with costs of enforcing any judgments or rulings), in addition to any other relief to which it may be entitled.  In all other matters arising hereunder, each party shall bear its own attorneys’ fees.

4.10                    Further Assurances.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Escrow Agreement and the transactions contemplated hereby.

4.11                    Recitals Incorporated; Defined Terms.  The foregoing recitals are hereby incorporated within and made an integral part of this Escrow Agreement as if fully set forth herein.  Capitalized terms used in this Escrow Agreement but not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.12                    No Waiver.  No failure on the part of Buyer or Seller at any time to require the performance by the other of any provision of this Escrow Agreement shall in any way affect the party’s rights to require such performance, nor shall any waiver by any party of any provision hereof be taken or held to be a waiver of any other provision hereof.

[SIGNATURE PAGE FOLLOWS]

Exhibit “I”-8

IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on its behalf as of the day and year first above written.

SELLER:	NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

	By:	Schaedle Worthington Hyde Properties, L.P., a Delaware limited partnership, its Managing Member

		By:	Pittco Holdings, Inc., a Delaware corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

CWI:	CWI NASHVILLE DOWNTOWN HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:	FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

Exhibit “I”-9

EXHIBIT “J”

RENOVATION PLAN

[To come.]

Exhibit “J”-1

EXHIBIT “K”

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is dated as of [•], 2015 (the “Effective Date”) from NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company  (“Seller”), and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (“Buyer”)1.

WHEREAS, Seller and Buyer are parties to that certain Agreement for Sale and Purchase of Hotel, dated as of February [•], 2015 (the “Agreement”), pursuant to which Seller has agreed to sell, assign, transfer and convey to Buyer that certain hotel facility as more particularly described on Exhibit A hereto (the “Hotel”), including all FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Leases, Equipment Leases, Operating Agreements, Permits, Books and Records, Plans and Specifications, Intellectual Property, Warranties, and Bookings, but expressly excluding the Excluded Property (collectively, the “Personal Property”), as provided in the Agreement.  All capitalized terms used, but not defined, in this Bill of Sale shall have the meaning set forth in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

(a)                               Seller hereby sells, assigns, transfers and conveys to Buyer all of its right, title and interest in and to all of the Personal Property, and Buyer hereby purchases and accepts all of Seller’s right, title and interest in and to all of the Personal Property, as of the Effective Date, on the terms set forth in this Bill of Sale.

(b)                              This Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer, and their respective successors and assigns.  This Bill of Sale shall not confer any rights or remedies upon any Person other than Seller, Buyer and Buyer Indemnitees as expressly provided under the Agreement.

(c)                               This Bill of Sale (including the recitals to this Bill of Sale which are incorporated herein), and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Buyer on or prior to the date of this Bill of Sale with respect to the matters set forth herein.  No amendment or modification to any terms of this Bill of Sale, waiver of any covenant, obligation, breach or default under this Bill of Sale or termination of this Bill of Sale (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Buyer.

1  If fair market value of the Personal Property exceeds fifteen percent (15%) of the fair market value of the Property, then assignee will be a wholly-owned “taxable REIT subsidiary.”

Exhibit “K”-1

(d)                             This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[remainder of page intentionally left blank; signatures follow on next page]

Exhibit “K”-2

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

SELLER:	NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

	By:	Schaedle Worthington Hyde Properties, L.P.,
a Delaware limited partnership, its Managing Member

		By:	Pittco Holdings, Inc., a Delaware
corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

BUYER:	CWI NASHVILLE DOWNTOWN HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “K”-3

EXHIBIT “L”

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

CERTIFICATE OF NON FOREIGN STATUS

[•], 2015

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which as legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by ________________________________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.  Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).  Transferor is not a “disregarded entity” (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

2.                                    Transferor’s U.S. employer identification number is ________________.

3.                                    Transferor’s office address is:

____________________
____________________
____________________
____________________

4.                                    Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

5.                                    Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Transferor.

Exhibit “L”-1

Executed as of the date first written above.

TRANSFEROR:	NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

	By:	Schaedle Worthington Hyde Properties, L.P.,
a Delaware limited partnership, its Managing Member

		By:	Pittco Holdings, Inc., a Delaware
corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

EXHIBIT “M”

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, LICENSES AND PERMITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, LICENSES AND PERMITS (this “Assignment”) is made as of [•], 2015, (the “Effective Date”), NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company (“Assignor”), and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement for Sale and Purchase of Hotel, dated as of February [•], 2015 (the “Agreement”), pursuant to which Assignor has agreed to sell, assign, transfer and convey to Assignee that certain Hotel facility more particularly described on Exhibit A (the “Hotel”).

WHEREAS, in connection with the sale and purchase of the Hotel, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, all of the Leases, Equipment Leases, Operating Agreements, Parking Lease, Permits, except to the extent any of the foregoing are not transferable to Assignee without consent which consent has not been obtained (collectively, the “Assigned Documents”), as provided in the Agreement.  All capitalized terms used, but not defined, in this Assignment shall have the meaning set forth in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

(e)                               Recitals Incorporated; Defined Terms.  The foregoing recitals are hereby incorporated within and made an integral part of this Assignment as if fully set forth herein.  Capitalized terms used in this Assignment but not otherwise defined shall have the meanings ascribed to them in the Agreement.

(f)                                Assignment by Assignor.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Assigned Documents.  Assignor shall remain liable for all Excluded Liabilities with respect to the Assigned Documents.

(g)                              Acceptance and Assumption by Assignee.  Assignee hereby accepts the assignment, transfer and conveyance of the Assigned Documents.  Assignee agrees to perform all of the obligations, liabilities, covenants, duties and agreements of Assignor under the Assigned Documents from and after the date of this Assignment, and to assume all Assumed Liabilities with respect to the Assigned Documents.

(h)                              Successors and Assigns; Third Party Beneficiaries.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns.  This Assignment shall not confer any rights or remedies upon

Exhibit “M”-1

any Person other than Assignor, Assignee and the Indemnitees as expressly provided under the Agreement.

(i)                                  Entire Agreement; Amendments to Assignment.  This Assignment (including the recitals to this Assignment which are incorporated herein) and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Assignor and Assignee on or prior to the date of this Assignment with respect to the matters set forth herein.  No amendment or modification to any terms of this Assignment, waiver of any covenant, obligation, breach or default under this Assignment or termination of this Assignment (other than as expressly provided in this Assignment), shall be valid unless in writing and executed and delivered by Assignor and Assignee.

(j)                                  Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[remainder of page intentionally left blank; signatures on following pages]

Exhibit “M”-2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

ASSIGNOR:	NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

	By:	Schaedle Worthington Hyde Properties, L.P.,
a Delaware limited partnership, its Managing Member

		By:	Pittco Holdings, Inc., a Delaware
corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

ASSIGNEE:	CWI NASHVILLE DOWNTOWN HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “M”-3

EXHIBIT “N”

FORM OF CLOSING CERTIFICATE

THIS SELLER CLOSING CERTIFICATE (this “Certificate”) is made as of [•], 2015 by NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company (the “Seller”), pursuant to that certain Agreement for Sale and Purchase of Hotel, dated as of February [•], 2015 (the “Agreement”) by and among Seller and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (the “Buyer”).  All capitalized terms used, but not defined, in this Certificate shall have the meaning set forth in the Agreement.

Seller hereby states and certifies to Buyer that:

(k)                              Attached hereto as Exhibit A is a true and complete copy of the authorizing resolutions for Seller, which resolutions authorize Seller’s execution and delivery of the Agreement and the consummation of the transaction contemplated therein, and such resolutions have not been amended, modified or rescinded since the date of adoption and are in full force and effect as of the date of this Certificate.

(l)                                  The representations and warranties of Seller under the Agreement are true and correct in all material respects as of the date of this Certificate (or as of such other date to which such representation or warranty expressly is made).

(m)                          Seller has performed each of its covenants and obligations under the Agreement, in all material respects, as of the date of this Certificate.

[remainder of page intentionally left blank; signatures on following pages]

Exhibit “N”-1

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed and delivered in its name by a duly authorized officer or representative as of the date first written above.

SELLER:

NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

By:	Schaedle Worthington Hyde Properties, L.P.,
a Delaware limited partnership, its Managing Member

	By:	Pittco Holdings, Inc., a Delaware
corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

Exhibit “N”-2

EXHIBIT “O”

FORM OF SPECIAL WARRANTY DEED

THIS INSTRUMENT PREPARED BY:

Lynn Ackerman Landau, Esq.

Baker, Donelson, Bearman

  Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103

WHEN RECORDED RETURN TO:

________________________

________________________

________________________

________________________

________________________

__________________________

PROPERTY OWNER:	PROPERTY ADDRESS: 170 4th Avenue Nashville, TN 37219	MAIL TAX BILLS TO:	TAX PARCEL NOS.: 093-061-099.00

SPECIAL WARRANTY DEED

THIS INDENTURE, made and entered into this ______ day of _____________, 2015, by and between NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company whose address is 3930 East Jones Bridge Road, Suite 145, Norcross, Georgia 30092 (hereinafter “Grantor”), and CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company, whose address is  272 E. Deerpath Road, Suite 320, Lake Forest, Illinois 60045 (hereinafter “Grantee”);

W I T N E S S E T H:

THAT for and in consideration of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt of all of which is hereby acknowledged, Grantor has bargained and sold and does hereby bargain, sell, convey, and confirm unto Grantee the following described real estate (hereinafter “Property”), situated and being in City of Nashville, County of Davidson, State of Tennessee, to-wit:

All of that certain real estate described in Exhibit “A” attached hereto and incorporated herein by this reference.

This being the same real estate conveyed to Grantor by ________ Deed of record #under Instrument No. __________# #in Book ______, Page _____# in the Register’s Office of Davidson County, Tennessee. Legal description from survey of ___________ dated _________________ having address of _________________ (Registration No. ________)

TO HAVE AND TO HOLD the aforesaid real estate, together with all appurtenances and hereditaments thereunto belonging or in anywise appertaining unto Grantee, its successors and assigns in fee simple forever.

AND, subject always to those liens, easements, encumbrances and exceptions listed in  Exhibit “B,” attached hereto and incorporated herein by reference, Grantor does hereby covenant with Grantee that title to aforesaid real estate Grantor will warrant and forever defend against the lawful claims of all persons claiming by, through or under Grantor, but not further or otherwise.

By acceptance of this Special Warranty Deed, Grantee, for itself, its successors and assigns, covenants that Grantee shall not discriminate upon the basis of race, color, creed, sex or national origin in the sale, lease, or rental of the Property, or in the use or occupancy of the Property or any improvements erected or to be erected thereon.

As used herein, pronouns shall be construed according to their gender and number according to the context thereof.

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed by and through its duly authorized officers on this the day and year first above written.

NASHVILLE HOTEL GROUP, LLC,
a South Carolina limited liability company

By:	Schaedle Worthington Hyde Properties, L.P.,
a Delaware limited partnership, its Managing
Member

	By:	Pittco Holdings, Inc., a Delaware
corporation, its General Partner

By:
Name: Robert W. Worthington
Title: Vice President

ACKNOWLEDGMENT

STATE OF _______________________

COUNTY OF _____________________

Personally appeared before me, __________________________, a Notary Public in and for said State and County duly commissioned and qualified, Robert W. Worthington, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the Vice President of Pittco Holdings, Inc., a Delaware corporation, the sole general partner of Schaedle Worthington Hyde Properties, L.P., a Delaware limited partnership, which in turn is the Managing Member of NASHVILLE HOTEL GROUP, LLC, a South Carolina limited liability company and is authorized by the Maker or by its Constituent, the Constituent being authorized by the Maker, to execute this instrument on behalf of the Maker.

WITNESS my hand, at office, this ____ day of ______________, 2015.

Notary Public
My Commission Expires:

[NOTARY SEAL]

AFFIDAVIT OF VALUE

I, or we, hereby swear or affirm that to the best of affiant’s knowledge, information and belief, the actual consideration for this transfer or value of the property transferred, whichever is greater, is $______________, which amount is equal to or greater than the amount which the property transferred would command at a fair voluntary sale.

AFFIANT

SUBSCRIBED AND SWORN TO before me this _____ day of ____________, 2015.

Notary Public
My Commission Expires:

[NOTARY SEAL]

EXHIBIT “A”
TO
SPECIAL WARRANTY DEED
FROM
______________________________
TO
______________________________

Description Of Real Estate

LOCATED IN DAVIDSON COUNTY, TENNESSEE:

EXHIBIT “B”
TO
SPECIAL WARRANTY DEED
FROM
______________________________
TO
______________________________

Encumbrances

Exhibit “O”-1

EXHIBIT “P”

FORM OF PERSONAL GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of _______, 2015, by J. R. HYDE, III, an individual with a primary residence located at _______________, Memphis Tennessee (“Guarantor”), in favor of CWI NASHVILLE DOWNTOWN HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H

WHEREAS, Nashville Hotel Group, LLC, a South Carolina limited liability company (“Seller”), and Purchaser entered into that certain Agreement For Sale And Purchase of Hotel, dated ______, 2015 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the Property (as such term is defined in the Purchase Agreement; capitalized terms set forth herein and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement);

WHEREAS, Guarantor’s execution and delivery of this Guaranty is a condition precedent to Purchaser’s obligations under the Purchase Agreement;

WHEREAS, Guarantor is the owner of an indirect interest in Seller and will, therefore, derive substantial benefit as a result of Seller selling the Property to Purchaser and the occurrence of the Closing; and

WHEREAS, Guarantor is providing this Guaranty in order to induce Purchaser to close on the transactions contemplated under the Purchase Agreement, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby represents and warrants to, and covenants and agrees with, Purchaser as follows:

1.                                    Guarantor hereby absolutely, irrevocably and unconditionally guarantees to indemnify, defend and hold harmless the CWI Indemnitees from and against all Indemnification Losses suffered by any CWI Indemnitee resulting from any event contemplated under Sections 5.4 of the Purchase Agreement (collectively, the “Guaranteed Obligations”); provided, however, Guarantor’s obligations under this Guaranty shall not exceed One Million Nine Hundred Thousand Dollars ($1,900,000.00).  Each payment on account of the Guaranteed Obligations shall be made at the office of the

Purchaser set forth in this Agreement (or at such other office as the Purchaser may specify by written notice) in immediately available funds, without defense, set-off, counterclaim, recoupment, abatement or other reduction.

2.                                    This Guaranty is an absolute, unconditional and irrevocable guaranty of payment and performance (and not merely of collection).  This Guaranty shall be enforceable against Guarantor without the necessity of any suit or proceedings on Purchaser’s part of any kind or nature whatsoever against Seller or any third party and without the necessity of any demand, presentment, protest, notice of non-payment, demand, presentment, protest, non-performance or non-observance, or any notice of acceptance of this Guaranty, or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; provided, however, Guarantor does not hereby waive notices which Purchaser is required to provide to Seller under the Purchase Agreement.  Without limiting the foregoing, Guarantor waives acceptance of this Guaranty, notice of acceptance of this Guaranty, (except as set forth in the proviso in the preceding sentence) notice of any Guaranteed Obligations, and Guarantor waives all defenses available to a surety under any applicable law.

3.                                    Guarantor acknowledges that this Guaranty shall be a continuing guaranty and that the validity of this Guaranty and the obligations and liability of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of: (a) any amendment, extension, modification, renewal, substitution, acceleration, assignment or transfer of or addition or supplement to the Purchase Agreement, (b) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Seller, Guarantor, or any other Person, or the discharge or release of any of the foregoing in any such proceeding, (c) any disability or other defense of Seller, Guarantor, or any other Person, except for defenses (other than personal defenses) that Guarantor would have been able to assert if Guarantor were “Seller” under the Purchase Agreement, (d) the release of Seller or any other Person from performance or observance of any of the agreement, covenants, terms or conditions contained in the Purchase Agreement by any reason other than the written agreement of Purchaser, including, without limitation, by operation of law or otherwise, (e) the invalidity or unenforceability, in whole or in part, of the Purchase Agreement, other than invalidity or unenforceability arising from Purchaser’s acts or omissions, (f) any merger, consolidation, conversion or other reorganization or change in form or identity, dissolution, liquidation, (in the case of an individual) death, change in personnel of Seller, Guarantor, or any other Person, (g) any change in or termination of Guarantor’s association or relationship with any other Person, (h) Purchaser’s sale, exchange, release, impairment, subordination, compromise, settlement and/or surrender or all or any portion of collateral, or other recourse against any Person or any property (collectively, “Collateral Security”), or (i) any settlement, compromise, impairment, release or extinguishment any or all indebtedness or obligations of Seller or any other Person to Purchaser except as otherwise agreed to by the parties and evidenced pursuant to the

2

written agreement executed by Purchaser.  The liability of Guarantor will not be discharged except by complete, final, and indefeasible payment and performance of the Guaranteed Obligations.

4.                                    No failure or delay on the part of Purchaser in exercising any right, power or privilege under this Guaranty or otherwise shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.                                    Guarantor represents and warrants to Purchaser as follows:

(a)                               This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and/or (ii) the non-availability of equitable remedies which are discretionary with the courts.

(b)                              No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by Guarantor of this Guaranty or for the payment of any sums hereunder.

6.                                    Throughout the term of this Guaranty, Guarantor shall maintain (a) a Net Worth of at least Twenty Five Million Dollars ($25,000,000.00) and (b) a Liquidity of at least Six Million Dollars ($6,000,000.00).  “Net Worth” shall mean, as of a given date, (x) the total assets of a Guarantor as of such date less (y) such Guarantor’s total liabilities as of such date. “Liquidity” shall mean the total amount of the following assets, in each case only if free and clear of all liens and encumbrances: (x) unrestricted cash and cash equivalents, and (y) the current market value of marketable securities (net of margin debt).  Concurrently with the execution hereof, Guarantor shall provide Purchaser with a letter from a certified public accountant certifying that Guarantor is in compliance with the Net Worth and Liquidity requirements of this Section 6.

7.                                    Should Purchaser be obligated by any bankruptcy or other law or for any other reason to repay to Seller, Guarantor, or any other Person, or to any trustee, receiver or other representative of any of them, any amounts previously paid, then this Guaranty shall be reinstated in the amount of such repayment.

8.                                    All remedies afforded to Purchaser by reason of this Guaranty are separate and cumulative remedies and it is agreed that no one of such remedies, whether exercised by Purchaser or not, shall be deemed to be in exclusion of any other remedy available to Purchaser and shall not limit or prejudice any other legal or equitable remedy which Purchaser may have.

3

9.                                    If any provision of this Guaranty or the application thereof to any person or circumstance shall to any extent be held void, unenforceable or invalid, then the remainder of this Guaranty or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby and each provision of this Guaranty shall be valid and enforced to the fullest extent permitted by law.

10.                            No waiver, modification, rescission, or release of any provision of this Guaranty and no termination of this Guaranty shall be effective unless in writing and signed by a duly-authorized officer of Purchaser, nor shall any waiver be applicable, except in the specific instance for which it is given.

11.                            The laws of the State of Tennessee shall govern and control the validity, interpretation, performance and enforcement of this Guaranty, without regard to the conflict of law provisions thereof.

12.                            This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.

13.                            In the event of any litigation or other proceeding (a “Proceeding”) brought under, or in connection with the enforcement of, this Guaranty, then the non-prevailing party in such Proceeding shall pay to the prevailing party all costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) actually incurred by the prevailing party in such Proceeding.

14.                            Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Guaranty or pursuant to any applicable law or requirement of public authority shall be in writing (whether or not so stated elsewhere this Guaranty) and shall be deemed to have been properly given, rendered or made only if sent by (a) nationally recognized overnight courier (e.g., Federal Express or UPS) with verification of delivery requested or (b) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Purchaser:

c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Facsimile: 847.482.8696
Email:  medzigian@watermarkcap.com

4

With a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride, Esq.
Telephone No.:  213.683.6261
Facsimile: 213.996.3261
Email:  rickkirkbride@paulhastings.com

If to Guarantor:

J. R. Hyde, III
17 W. Pontotoc Avenue, Suite 200
Memphis, TN 38103
Attention John H. Pontius

With a copy to:

Nashville Hotel Group, LLC
c/o Worthington Hyde Partners
3930 East Jones Bridge Road, Suite 145
Norcross, GA 30092
Attention:  Robert W. Worthington
Telephone No.:  (770) 448-8998 x2
Facsimile: (770) 448-3343
Email:  bworthington@worthingtonhyde.com

and

Baker Donelson Bearman Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Attention:  Lynn A. Landau
Telephone No.:  (901) 577-2131

and shall be deemed to have been given, rendered or made on the earlier of receipt or two business days after being deposited with a courier as set forth above.

15.       This Guaranty contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or statements relating to such subject matter.

16.       This Guaranty cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part

5

unless such executory agreement is in writing and is signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

17.       This Guaranty shall terminate on the date (the “Termination Date”) on the first (1st) anniversary of the Closing Date.  At any time from and after the Termination Date, promptly following the request of Guarantor, Purchaser shall execute a confirmation of such satisfaction and release and/or such other confirmatory documents as may be reasonably requested by Guarantor to acknowledge the termination of this Guaranty. Notwithstanding any of the foregoing provisions or of any confirmation or other documents, such termination shall not affect any indebtedness or obligations of Guarantor hereunder that arise or are incurred before the Termination Date (including, without limitation, any claims made by Purchaser on or prior to the Termination Date), all of which such indebtedness and obligations shall remain effective until Guarantor satisfies them.  Except as specifically set forth in this section, Guarantor waives and renounces any right to terminate this Guaranty.

18.       Until all Guaranteed Obligations are indefeasibly satisfied, no payment by Guarantor or other satisfaction of Guarantor’s liabilities under this Guaranty shall entitle Guarantor, by subrogation or otherwise, to any payment from Seller or from any Collateral Security.

19.       Guarantor agrees that all present and future indebtedness of Seller to Guarantor is subordinated to the Guaranteed Obligations.

20.       Each of Guarantor’s waivers and consents in this Guaranty is unconditional and irrevocable.

21.       Guarantor and (by accepting this Guaranty) Purchaser unconditionally and irrevocably waive any right to trial by jury in any action, suit, counterclaim or cross-claim arising in connection with, arising out of or otherwise relating to this Guaranty.

[Signature page follows]

6

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTOR:

J. R. HYDE, III, an individual

STATE OF _______________________

COUNTY OF _____________________

Personally appeared before me, __________________________, a Notary Public in and for said State and County duly commissioned and qualified, J.R. Hyde, III, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is J.R. Hyde, III and is authorized to execute this instrument on his own behalf.

WITNESS my hand, at office, this ____ day of ______________, 2015.

Notary Public
My Commission Expires:

[NOTARY SEAL]

Exhibit “P”-1

EXHIBIT “Q”

FORM OF REDEVELOPMENT PLAN ESTOPPEL

Estoppel Certificate

______________, 2015

CWI Nashville Downtown, LLC

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

RE:

That certain Capital Mall Redevelopment Project Plan, adopted pursuant to those certain ordinances adopted by the Metropolitan Counsel of the Metropolitan Government of Nashville and Davidson County, Tennessee, said ordinances being numbered 77-716, 82-845, 87-1695, 91-1567, 93-774, 97-755, 98-1187, 2002-1033, 2004-424, 2009-436, 2013-377 and 2014-699 (the “Redevelopment Plan”)

Ladies and Gentlemen:

The following statements are made by the Metropolitan Development and Housing Agency (“MDHA”), with respect to those certain parcels of real property described in the Redevelopment Plan. MDHA acknowledges that CWI Nashville Downtown Hotel, LLC., a Delaware limited liability company (“Buyer”) and its affiliates their lenders and each of their respective successors and assigns (collectively, the “Beneficiaries”) may rely on the statements in this estoppel certificate in connection with the proposed acquisition by Buyer (or its assignee) of the property located at 170 Fourth Avenue North, Nashville, Davidson County, Tennessee, which property is subject to the Redevelopment Pan (the “Property”), from Nashville Hotel Group, LLC, a South Carolina limited liability company (the “Hotel Owner”).  All capitalized terms used hereunder but not otherwise defined shall have the meaning set forth in the Redevelopment Plan.

MDHA hereby certifies to Buyer and the other Beneficiaries that the following statements are true, correct and complete as of the date hereof:

1.         The Redevelopment Plan is in full force and effect and has not been amended, modified, supplemented or assigned except as described above.

2.            The Hotel Owner and the Property are subject to the Redevelopment Plan. The Property falls within Tract 60A as described in Section C.2.b of the Redevelopment Plan.

3.            The Property is in compliance with the Redevelopment Plan, and MDHA has neither received nor delivered any notice of default or breach by the Hotel Owner or with respect to the Property under the Redevelopment Plan. MDHA is not aware of any facts or circumstances that exist that with the passage of time, the giving of notice, or both, will or could constitute a default or breach under the MDHA.

4.          There are no unpaid amounts owed to MDHA by the Hotel Owner under the Redevelopment Plan.

5.            No party to the Redevelopment Plan has a claim against the Hotel Owner for any offset or defense to enforcement of any of the terms of the Redevelopment Plan.

6.         The undersigned is duly authorized to execute and deliver this estoppel certificate on behalf of MDHA.

7.            This estoppel certificate is binding upon the undersigned and its successors and assigns and is made with the knowledge that Buyer (either directly or through its designee) is about to acquire title to the Property and may now or hereafter obtain financing which may be secured by a deed of trust (or mortgage), security agreement, pledge of direct or indirect equity interests, and/or assignment of rents, leases and contracts upon the Property.  MDHA further acknowledges and agrees that the Beneficiaries shall have the right to rely on the information contained in this estoppel certificate and if any loan encumbering the Property becomes the subject of any securitization, this estoppel certificate may also be relied upon by the credit rating agency, if any, rating the securities collateralized by the loan as well as any issuer of such securities and any servicer and/or trustee acting in respect of such securitization.

The undersigned has caused this estoppel certificate to be executed as of the date first above written.

Very truly yours,

METROPOLITAN DEVELOPMENT AND HOUSING AGENCY

By:
Name:
Title:

Exhibit “P”-1

SCHEDULE 2.1.8

LEASES

None.

SCHEDULE 2.1.9

EQUIPMENT LEASE

1.            Copier Lease Agreement:  Ricoh Copier, between RJ Young Company and Marriott Courtyard, Commencement Date 10/28/13 for a period of 48 months;

2.            Postage Meter Lease Agreement:  Pitney Bowes meter between PBGFS and Courtyard Marriott, signed 11/18/09 for a period of 39 months.

SCHEDULE 2.1.10

OPERATING AGREEMENTS

1.            Parking Services Management Agreement by and between Courtyard Management Corporation and Polaris Consulting, Inc. d/b/a Music City Parking, dated May 10, 2007 and Addendum No. 1 to Parking Services Management Agreement dated April 1, 2010.

SCHEDULE 2.1.11

PERMITS

License/Permit/Certificate	Issuer	Name Issued

Business License	Davidson County Clerk’s Office	Courtyard Management Corp.

Certificate of Registration – Sales & Use	TN Department of Revenue	Courtyard by Marriott

Permit to Sell Liquor by the Drink	State of TN Alcoholic Beverage Commission	Courtyard Management Corp

On Sale Beer Permit	The Metropolitan Government of Nashville and Davidson County, TN	Courtyard Management Corp

Elevator Operating Permit	State of TN	Marriott Courtyard

Health Permit for Hotel	State of TN Department of Health	SWH Hotels

Health Permit for Food Service Establishment	State of TN Department of Health	Courtyard Marriott

Health Permit for Auxiliary Food Service	State of TN Department of Health	Courtyard Marriott Corp.

Certificate of Boiler Inspection	State of TN Department of Labor	Courtyard by Marriott

Fire Inspection Report	Superior Fire Protection	Courtyard Marriott

Food Service Inspection Report	Metro Public Health Department of Nashville and Davidson County, TN	Courtyard Marriott

SCHEDULE 2.13

LOAN DOCUMENTS

BORROWER:	Nashville Hotel Group, LLC

LENDER:	Metropolitan Life Insurance Company

GUARANTOR:	Schaedle Worthington Hyde Properties, L.P.

LOAN AMOUNT:	$17,000,000.00

DATE OF ORIGINAL CLOSING:	April 15, 2004

DATE OF MODIFICATION:	April 28, 2011

1.            $17,000,000 Amended, Restated and Consolidated Promissory Note dated April 28, 2011

2.            Assignment of MetLife Bank’s Interests to Metropolitan Life Insurance Company dated April 28, 2011 and recorded as Instrument No. 20110428-0032546 in the Register’s Office of Davidson County, Tennessee

3.            Deed of Trust, Assignment of  Rents, Security Agreement, Financing Statement and Assignment of Revenues dated April 15, 2004 and recorded as Instrument No. 20040415-0042469 in said Register’s Office

4.            Assignment of Lessor’s Interest in Leases, Rents and Revenues dated April 15, 2004 and recorded as Instrument No. 20040415-0042470 in said Register’s Office

5.            UCC Financing Statements – Davidson County, TN (Filing No. 20110428-0032548) and Secretary of State, SC (Filing No. 110502-1134058 as amended by UCC-3 filed as Filing No. 110502-1508389)

6.            Affidavit of Ownership and Certification of Borrower dated April 13, 2004

7.            Guaranty Agreement dated April 15, 2004

8.            Unsecured Indemnity Agreement dated April 15, 2004

9.            Memorandum of Loan Closing dated April 15, 2004

10.    Subordination, Non-Disturbance and Attornment Agreement with Courtyard Management Corporation dated April 15, 2004 and recorded as Instrument No. 200404 15-0042472 in said Register’s Office

11.    Letter Agreement Regarding Premiums dated April 15, 2004

12.    Estoppel Letter of Borrower to Manager dated April 15, 2004

13.    Estoppel Letter of Manager to Borrower dated April 15, 2004

14.    Modification of Deed of Trust and Other Loan Documents dated April 28, 2011 and recorded as Instrument No. 20110428-0032547 in said Register’s Office

15.    Reserve Agreement dated April 28, 2011

16.    Affidavit of Ownership and Certification of Borrower dated April 26, 2011

17.    Memorandum of Loan Closing dated April 28, 2011

18.    Estoppel Certificate and Confirmation Under Subordination, Non-Disturbance and Attornment Agreement with Courtyard Management Corporation dated April 28, 2011 and recorded as Instrument No. 20110428-0032549 in said Register’s Office

19.    Side Letter of Post-Closing Requirements dated April 28, 2011

20.    Estoppel Letter of Borrower to Manager dated April 26, 2011

SCHEDULE 3.1.2

APPROVED LIABILITIES

None.

SCHEDULE 3.1.3

NOTICES OF REAL PROPERTY CONTESTS

None.

SCHEDULE 3.1.7

LITIGATION

None.

SCHEDULE 3.1.8

VIOLATIONS OF LAW

1.            Matters noted in the Site Investigation ADA Survey dated August 22, 2014, conducted by CR Architecture + Design.

SCHEDULE 3.1.10

EMPLOYEE CLAIMS

None.

SCHEDULE 3.1.11

MATERIAL AGREEMENTS

1.            Parking Services Management Agreement by and between Courtyard Management Corporation and Polaris Consulting, Inc. d/b/a Music City Parking, dated May 10, 2007 and Addendum No. 1 to Parking Services Management Agreement dated April 1, 2010.

SCHEDULE 3.1.15

MATERIAL PERSONAL PROPERTY

PROPERTY:  Nashville Downtown Courtyard

Bistro/lobby/lounge/ Inventory

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
1/16	1 communal table with 16 bar stools
1	Lobby Bench
14	Custom Fabric Chairs
3	Custom Sofas
7	Glass coffee tables
5	High top Tables
4	Reach in refrigerators
3	Retail market shelving units
1	Console Table
1	Podium for valet parking
2	32” LG HD TV
10 items	4 Collectable guitars,3 Country artists pictures, Jersey, 3 helmets
3	Booths with 18 in televisions
15	Bar stools for high top tables
20	Lounge/Bistro tables
40	Lounge chairs
4	20’ antique iron gates
6	Club style bar chairs
12	Sheers

36	Lounge Chairs
6	Custom Bar Chairs
1	90” LG HD TV
8	42” rd tables
6	Uniguest public access computer systems

PROPERTY:  Nashville Downtown Courtyard

All Managers offices

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)1
6	Desk
6	Desk Chairs
1	Credenza
2	Lamps
6	IBM Laptop T60
1	Lexmark T520 printer
1	IBM Desktop PC 300pl
2	Pictures
2	Four drawer filing cabinet
2	Sharp Calculator
6	Northern Telecom Telephones
6	Chairs

1	Fosse Server and front desk operating system
1	Nortel and Meridian PBX and telephone system

PROPERTY:  Nashville Downtown Courtyard

Kitchen

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
1	Microwave
1	Walk-in Commercial Refrigerator/freezer
2	Upright Commercial Refrigerators
1	Hobart Commercial Dish Washer
1	Commercial Range
2	Convection Oven
1	Flat top grill
1	Charbroiler
1	Fryolator
1	3 section steam table
1	60” heat lamp
1	Ice Machine
2	Commercial Coffee Maker

PROPERTY:  Nashville Downtown Courtyard

FRONT DESK AREA INVENTORY

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
1	Mitel Switchboards
2	Northern Telecomm phones
3	Think Vision/ workstations
1	Ricoh copier, fax, scanner, printer combo
4	Ricoh info printers at desk

1	Sharp Calculator
3	onity Key card systems
1	Central radio/dispatch station
1	Misc. Office Supplies

21	Guest deposit boxes
4	Bellman Carts

PROPERTY:  Nashville Downtown Courtyard

FITNESS CENTER INVENTORY

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
3	Treadmill
1	Stationary Bikes
1	Rack of 5-50# dumbbells
3	Eliptical machines
2	42” HD LG TV
1	Trash Can/sanitizer dispenser
1	Scale
2	Exercise bench
1	Univeral

PROPERTY:  Nashville Downtown Courtyard

LAUNDRY INVENTORY Housekeeping area

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
2	100 LB Washers 208/3 phase
1	60 LB Washers
3	Reversing Fast Dryers
1	SS Trough & lint trap
1	Dbl. Soak sink with brass faucet
2	Maytag coin guest washers
2	Maytag Coin guest dryers
1	Lockers (50)
1	Two Drawer File Cabinet
2	Four Door File Cabinet
1	Desk and Chair
1	Property Management workstation
2	Locker rooms
24	Chairs
8	Tables
12	Housekeeper carts
1	Enscapulator
2	Rotary Floor machines
16	Laundry Trucks
2par	Linens & Terry
1	Floor steamer
1,566	Sheets
2,688	Bath Towels

2,304	Hand Towels
2,304	Washcloths
384	Bath Mats
212	Insert/Duvet

PROPERTY:  Nashville Downtown Courtyard

All guestrooms

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)2
192	refrigerators
266	Mattress
383	Box Springs
314	Nightstand
139	Chairs
192	Desks
64	Pictures
70	Sofa bed
192	Ergonomic desk chairs
173	Nickel tri pod floor lamps
207	Phone
192	Clock Radio
203	(155) 39”TV (48) 42” TV
192	Coffee Maker
192	Hair Dryer
31	Nickel night stand sconces
75	footstool
202	HVAC Units
69	C Table
192	Ironing boards and Irons
3400	Sheers
2800	Black out drapes

PROPERTY Nashville Downtown Courtyard

MAINTENANCE SHOP INVENTORY

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
1	Ryobi volt hammer drill
3	Ryobi 18 volt cordless drill
2	Dewalt cordless vacuum cleaners
1	Werner 6 foot ladder
3	Lises Ozone machine
1	Genie Man lift
1	Werner 10 foot ladder
1	Werner 12 foot ladder
3	Werner 4 foot ladder
1	Wood dehumidifier
1	Dayton pallet jack
1	Chicago chop saw
1	Rigid electric reciprocating saw
1	Ryobi cordless reciprocating saw
1	Dewalt 12 inch compound mitre saw
1	Windsor carpet extractor
1	Rigid pressure washer
1	Craftsman air compressor
12	Windsor vacuum
1	MK tile saw
1	Craftsman table saw

1	Ryobi circular saw
1	Ilco key machine
0	Name tag engraver
2	Shop vac vacuum clnr
1	Craftsman job box tool box
1	Pneumatic lift
8	Desk chairs
2	Sofa bed mattresses
3	Bed mattresses
125	Various hand tools

PROPERTY: Nashville Downtown Courtyard

Conference/Banquet Rooms / Guest Corridors

DATE PREPARED: 2/10/15	MANAGER NAME: Danni Williams

QUANTITY	ARTICLE DESCRIPTION	SERIAL NUMBER	LESSOR (if applicable)
40	New design 18-30” collapsible tables
120	Banquet chairs new

2	18” x 8 foot tables
71	6 x 18” tables
8	Cocktail round tables
22	Leather boardroom chairs
2	Oval boardroom tables
4	Custom local art pieces
9	Medium round tables 65” diameter
14	large rounds - seats 10 at each table - 72” diameter
31	6 foot x 30” tables
1	Portable bar
1	Custom podium with local graphics
5	AV screen
2	LCD projector
1	PA system
6	Banquet service rolling tables

SCHEDULE 3.1.16

INTELLECTUAL PROPERTY

None.

SCHEDULE 3.1.17

BUILDING AND ZONING VIOLATIONS

1.            Matters noted in the Site Investigation ADA Survey dated August 22, 2014, conducted by CR Architecture + Design.

2.            Encroachments noted on Survey updated April 11, 2011.

SCHEDULE 3.1.18

CONSTRUCTION AND DEVELOPMENT AGREEMENTS

None.

SCHEDULE 3.1.19

HAZARDOUS MATERIALS

None.